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As filed with the Securities and Exchange Commission on January 27, 2006

Registration No. 333-114542

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-11 ON
FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Bimini Mortgage Management, Inc.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	3305 Flamingo Drive Vero Beach, Florida 32963 (772) 231-1400 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)	72-1571637 (I.R.S. Employer Identification No.)

Jeffrey J. Zimmer
Chief Executive Officer
3305 Flamingo Drive
Vero Beach, Florida 32963
(772) 231-1400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Robert E. King, Jr., Esq.
Larry P. Medvinsky, Esq.
Clifford Chance US LLP
31 West 52nd Street
New York, New York 10019
(212) 878-8000

        Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon the filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

        If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(2)

Class A Common Stock	9,965,620	N/A	N/A	N/A

(1)
Estimated solely for purposes of calculating the registration fee, pursuant to Rule 457(c) of the Securities Act of 1933, as amended, based on the average of the high and low reported sales prices on the New York Stock Exchange on December 28, 2005.

(2)
The registration fee has been calculated in accordance with Rule 457(o) under the Securities Act of 1933. All shares of the Class A Common Stock registered hereby were initially registered pursuant to Registration Statement No. 333-114542 filed on April 16, 2004 and have not yet been sold. All registration fees in connection with such unsold shares have been previously paid under the foregoing Registration Statement. Accordingly, no registration fee will be paid under this Registration Statement.

The registrant hereby amends this registration statement on the date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

        This Post-Effective Amendment No. 1 to Form S-11 on Form S-3 amends the Registration Statement on Form S-11 (No. 333-114542) of Bimini Mortgage Management, Inc. It is being filed to convert such Registration Statement on Form S-11 into a Registration Statement on Form S-3.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated January 27, 2006

PROSPECTUS

9,965,620 Shares

Bimini Mortgage Management, Inc.

Class A Common Stock

        The selling stockholders named in this prospectus, and any of their pledgees, donees, transferees or other successors in interest, may offer and sell from time to time up to 9,965,620 shares of our Class A Common Stock.

        The registration of the shares of our Class A Common Stock does not necessarily mean that any of the shares of our Class A Common Stock will be offered or sold by any of the selling stockholders. We will not receive any portion of the proceeds from the sale of these shares, but will incur expenses in connection with the offering. Our Class A Common Stock is subject to ownership limitations intended to preserve our qualification as a real estate investment trust, or REIT, for U.S. federal income tax purposes. See "Selling Stockholders" and "Plan of Distribution."

        Our Class A Common Stock is listed on the New York Stock Exchange, or the NYSE, under the symbol "BMM." On January 26, 2006, the last reported sale price of our Class A Common Stock was $9.50 per share.

        See "Risk Factors" beginning on page 2 of this prospectus for a description of risk factors that should be considered by purchasers of our Class A Common Stock.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January    , 2006

        No person is authorized to give any information or to represent anything not contained in this prospectus or any applicable prospectus supplement. No person should rely on any unauthorized representations or information. This prospectus is an offer to sell only the shares offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus and any applicable prospectus supplement is current only as of their respective dates.

ABOUT BIMINI MORTGAGE MANAGEMENT, INC.

General

        We invest primarily in residential mortgage-related securities issued by the Federal National Mortgage Association (more commonly known as Fannie Mae), the Federal Home Loan Mortgage Corporation (more commonly known as Freddie Mac) and the Government National Mortgage Association (more commonly known as Ginnie Mae). We earn returns on the spread between the yield on our assets and our costs, including the interest expense on the funds we borrow. We borrow between eight and 12 times the amount of our equity capital to attempt to enhance our returns to stockholders. For purposes of this calculation, we treat our trust preferred securities as an equity capital equivalent. We are self-managed and self-advised. We are taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes. As a REIT, we generally are not subject to U.S. federal income tax on our net taxable income that we distribute to our stockholders.

        On November 3, 2005, we acquired Opteum Financial Services, LLC, or Opteum, through a merger of our wholly-owned subsidiary into Opteum. In connection with the merger, we issued 3,717,242 shares of Class A Common Stock and 1,800,000 shares of Class A Redeemable Preferred Stock to the members of Opteum. The new class of preferred shares will be convertible into shares of our Class A Common Stock if our stockholders approve the conversion at a future stockholder meeting. In addition, the Opteum stockholders will be eligible to receive up to $17.5 million in cash or, in certain circumstances, preferred shares over the next five years, depending on the cash flows of certain residual interests in securitizations which are on Opteum's balance sheet at the closing.

        Opteum is a mortgage lender that originates loans nationwide. It offers a wide array of retail and wholesale products including fixed- and adjustable-rate mortgages, 100% financing, interest-only products and home loans for the credit challenged. Opteum has 30 retail branches and serves customers in all 50 states.

        As of September 30, 2005, we had a portfolio of mortgage-related securities that totaled approximately $3.9 billion and was comprised of adjustable-rate mortgage-backed securities, or MBS (those that reset within twelve months), representing 56.2% of the fair value of our portfolio, hybrid adjustable-rate MBS (securities backed by mortgages with fixed initial rates which, after a period, convert to adjustable rates) representing 21.5% of the fair value of our portfolio, fixed-rate MBS representing 21.0% of the fair value of our portfolio and balloon maturity MBS (securities backed by mortgages where a significant portion of principal is repaid only at maturity) representing 1.4% of the fair value of our portfolio. Of this portfolio, 60.0% was issued by Fannie Mae, 22.0% was issued by Freddie Mac and 18.0% was issued by Ginnie Mae.

        Our portfolio had a weighted average yield of approximately 4.1% as of September 30, 2005. Weighted average yield is the composite of the yields on our securities as determined using the Yield Book model published by Citigroup. Our net weighted average borrowing cost as of September 30, 2005 was approximately 3.8%. The constant prepayment rate for the portfolio was 35.7% for September 2005, which reflects the annualized proportion of principal that was prepaid. The effective duration for the portfolio was 1.19 as of September 30, 2005. Duration measures the price sensitivity of a fixed income security to movements in interest rates. Effective duration captures both the movement in interest rates and the fact that cash flows to a mortgage-related security are altered when interest rates move. An effective duration of 1.19 indicates that an interest rate increase of 1.0% would result in a decline of approximately 1.19% in the value of the securities in our portfolio.

        Our principal offices are located at 3305 Flamingo Drive, Vero Beach, Florida 32963. Our telephone number is (772) 231-1400. Our Internet website address is http://www.biminireit.com. Information on our website is not incorporated into this prospectus.

RISK FACTORS

        You should carefully consider the risks described below before making an investment decision. Our business, financial condition or results of operations could be harmed by any of these risks. Similarly, these risks could cause the market price of our Class A Common Stock to decline and you might lose all or part of your investment in our Class A Common Stock. Our forward-looking statements in this prospectus are subject to the following risks and uncertainties. Our actual results could differ materially from those anticipated by our forward-looking statements as a result of the risk factors below.

Risks Related to Our Business

Interest rate mismatches between our adjustable-rate securities and our borrowings used to fund our purchases of the mortgage-related securities may reduce our net income or result in a loss during periods of changing interest rates.

        As of September 30, 2005, 56.2% of the fair value of the MBS in our portfolio were adjustable rate MBS and 21.5% were hybrid adjustable rate MBS, and these percentages may increase as we modify the mix of securities in our portfolio. This means that the interest rates of the securities may vary over time based on changes in a short-term interest rate index, of which there are many. We finance our acquisitions of adjustable-rate securities in part with borrowings that have interest rates based on indices and repricing terms similar to, but perhaps with shorter maturities than, the interest rate indices and repricing terms of the adjustable-rate securities. Short-term interest rates are ordinarily lower than longer-term interest rates. During periods of changing interest rates, this interest rate mismatch between our assets and liabilities could reduce or eliminate our net income and dividend yield and could cause us to suffer a loss. In particular, in a period of rising interest rates, we could experience a decrease in, or elimination of, net income or a net loss because the interest rates on our borrowings adjust faster than the interest rates on our adjustable-rate securities.

        Interest rate fluctuations will also cause variances in the yield curve, which may reduce our net income. The relationship between short-term and longer-term interest rates is often referred to as the "yield curve." If short-term interest rates rise disproportionately relative to longer-term interest rates (a flattening of the yield curve), our borrowing costs may increase more rapidly than the interest income earned on our assets. Because our assets may bear interest based on longer-term rates than our borrowings, a flattening of the yield curve would tend to decrease our net income and the market value of our mortgage loan assets. Additionally, to the extent cash flows from investments that return scheduled and unscheduled principal are reinvested in mortgage loans, the spread between the yields of the new investments and available borrowing rates may decline, which would likely decrease our net income. It is also possible that short-term interest rates may exceed longer-term interest rates (a yield curve inversion), in which event our borrowing costs may exceed our interest income and we could incur operating losses.

A significant portion of our portfolio consists of fixed-rate MBS, which may cause us to experience reduced net income or a loss during periods of rising interest rates.

        As of September 30, 2005, 22.4% of the fair value of MBS in our portfolio consisted of fixed-rate and balloon maturity MBS. Because the interest rate on a fixed-rate mortgage never changes, over time there can be a divergence between the interest rate on the loan and the current market interest rates. We fund our acquisition of fixed-rate MBS with short-term repurchase agreements and term loans. During periods of rising interest rates, our costs associated with borrowings used to fund the acquisition of fixed-rate assets are subject to increases while the income we earn from these assets remains substantially fixed. This would reduce and could eliminate the net interest spread between the fixed-rate MBS that we purchase and our borrowings used to purchase them, which would reduce our net interest income and could cause us to suffer a loss.

Increased levels of prepayments on the mortgages underlying our mortgage-related securities might decrease our net interest income or result in a net loss.

        Pools of mortgage loans underlie the mortgage-related securities that we acquire. We generally receive payments from the payments that are made on these underlying mortgage loans. When we acquire mortgage-related securities, we anticipate that the underlying mortgages will prepay at a projected rate generating an expected yield. When borrowers prepay their mortgage loans faster than expected, this results in corresponding prepayments on the mortgage-related securities that are faster than expected. Faster-than-expected prepayments could potentially harm the results of our operations in various ways, including the following:

  •
  We seek to purchase some mortgage-related securities that have a higher interest rate than the market interest rate at the time. In exchange for this higher interest rate, we will be required to pay a premium over the market value to acquire the security. In accordance with applicable accounting rules, we will be required to amortize this premium over the term of the mortgage-related security. If the mortgage-related security is prepaid in whole or in part prior to its maturity date, however, we must expense any unamortized premium that remained at the time of the prepayment.

  •
  A portion of our adjustable-rate MBS may bear interest at rates that are lower than their fully indexed rates, which are equivalent to the applicable index rate plus a margin. If an adjustable-rate mortgage-backed security is prepaid prior to or soon after the time of adjustment to a fully-indexed rate, we will have held that mortgage-related security while it was less profitable and lost the opportunity to receive interest at the fully indexed rate over the remainder of its expected life.

  •
  If we are unable to acquire new mortgage-related securities to replace the prepaid mortgage-related securities, our financial condition, results of operations and cash flow may suffer and we could incur losses.

        Prepayment rates generally increase when interest rates fall and decrease when interest rates rise, but changes in prepayment rates are difficult to predict. Prepayment rates also may be affected by other factors, including, without limitation, conditions in the housing and financial markets, general economic conditions and the relative interest rates on adjustable-rate and fixed-rate mortgage loans. While we seek to minimize prepayment risk, we must balance prepayment risk against other risks and the potential returns of each investment when selecting investments. No strategy can completely insulate us from prepayment or other such risks.

We may incur increased borrowing costs related to repurchase agreements that would harm our results of operations.

        Our borrowing costs under repurchase agreements are generally adjustable and correspond to short-term interest rates, such as LIBOR or a short-term Treasury index, plus or minus a margin. The margins on these borrowings over or under short-term interest rates may vary depending upon a number of factors, including, without limitation:

  •
  the movement of interest rates;

  •
  the availability of financing in the market; and

  •
  the value and liquidity of our mortgage-related securities.

        Most of our borrowings are collateralized borrowings in the form of repurchase agreements. If the interest rates on these repurchase agreements increase, our results of operations will be harmed and we may incur losses.

Interest rate caps on our adjustable-rate MBS may reduce our income or cause us to suffer a loss during periods of rising interest rates.

        Adjustable-rate MBS are typically subject to periodic and lifetime interest rate caps. Periodic interest rate caps limit the amount an interest rate can increase during any given period. Lifetime interest rate caps limit the amount an interest rate can increase through the maturity of a mortgage-backed security. Our borrowings typically are not subject to similar restrictions. Accordingly, in a period of rapidly increasing interest rates, the interest rates paid on our borrowings could increase without limitation while caps could limit the interest rates on our adjustable-rate MBS. This problem is magnified for adjustable-rate MBS that are not fully indexed. Further, some adjustable-rate MBS may be subject to periodic payment caps that result in a portion of the interest being deferred and added to the principal outstanding. As a result, we may receive less cash income on adjustable-rate MBS than we need to pay interest on our related borrowings.

        As of September 30, 2005, the adjustable-rate MBS in our portfolio were subject to a weighted average lifetime interest rate cap of 10.5% and a weighted average periodic interest rate cap of 1.8% and the hybrid adjustable-rate MBS in our portfolio were subject to a weighted average lifetime interest rate cap of 10.0% and a weighted average periodic interest rate cap of 1.6%. Interest rate caps on our MBS could reduce our net interest income or cause us to suffer a net loss if interest rates were to increase beyond the level of the caps.

We may not be able to purchase interest rate caps at favorable prices, which could cause us to suffer a loss in the event of significant changes in interest rates.

        Our policies permit us to purchase interest rate caps to help us reduce our interest rate and prepayment risks associated with our investments in mortgage-related securities. This strategy potentially helps us reduce our exposure to significant changes in interest rates. A cap contract is ultimately no benefit to us unless interest rates exceed the target rate. If we purchase interest rate caps but do not experience a corresponding increase in interest rates, the costs of buying the caps would reduce our earnings. Alternatively, we may decide not to enter into a cap transaction due to its expense, and we would suffer losses if interest rates later rise substantially. Our ability to engage in interest rate hedging transactions is limited by the REIT gross income requirements. See "—Legal and Tax Risks" below.

Our leverage strategy increases the risks of our operations, which could reduce our net income and the amount available for distributions to stockholders or cause us to suffer a loss.

        We generally seek to borrow between eight and 12 times the amount of our equity, although at times our borrowings may be above or below this amount. For purposes of this calculation, we treat our trust preferred securities as an equity capital equivalent. We incur this indebtedness by borrowing against a substantial portion of the market value of our mortgage-related securities. Our total indebtedness, however, is not expressly limited by our policies and will depend on our and our prospective lender's estimate of the stability of our portfolio's cash flow. As a result, there is no limit on the amount of leverage that we may incur. We face the risk that we might not be able to meet our debt service obligations or a lender's margin requirements from our income and, to the extent we cannot, we might be forced to liquidate some of our assets at unfavorable prices. Our use of leverage amplifies the risks associated with other risk factors, which could reduce our net income and the amount available for distributions to stockholders or cause us to suffer a loss. For example:

  •
  A majority of our borrowings are secured by our mortgage-related securities, generally under repurchase agreements. A decline in the market value of the mortgage-related securities used to secure these debt obligations could limit our ability to borrow or result in lenders requiring us to pledge additional collateral to secure our borrowings. In that situation, we could be required to sell mortgage-related securities under adverse market conditions in order to obtain the additional collateral required by the lender. If these sales are made at prices lower than the carrying value of the mortgage-related securities, we would experience losses.

  •
  A default under a mortgage-related security that constitutes collateral for a loan could also result in an involuntary liquidation of the mortgage-related security, including any cross-collateralized mortgage-related securities. This would result in a loss to us of the difference between the value of the mortgage-related security upon liquidation and the amount borrowed against the mortgage-related security.

  •
  To the extent we are compelled to liquidate qualified REIT assets to repay debts, our compliance with the REIT rules regarding our assets and our sources of income could be negatively affected, which would jeopardize our qualification as a REIT. Losing our REIT qualification would cause us to lose tax advantages applicable to REITs and would decrease our profitability and distributions to our stockholders.

  •
  If we experience losses as a result of our leverage policy, such losses would reduce the amounts available for distribution to our stockholders.

An increase in interest rates may adversely affect our book value, which may harm the value of our Class A Common Stock.

        Increases in interest rates may negatively affect the fair market value of our mortgage-related securities. Our fixed-rate MBS will generally be more negatively affected by such increases. In accordance with GAAP, we will be required to reduce the carrying value of our mortgage-related securities by the amount of any decrease in the fair value of our mortgage-related securities compared to amortized cost. If unrealized losses in fair value occur, we will have to either reduce current earnings or reduce stockholders' equity without immediately affecting current earnings, depending on how we classify the mortgage-related securities under GAAP. In either case, our net book value will decrease to the extent of any realized or unrealized losses in fair value.

Changes in yields may harm the value of our Class A Common Stock.

        Our earnings will be derived primarily from the expected positive spread between the yield on our assets and the cost of our borrowings. There is no assurance that there will be a positive spread in either high interest rate environments or low interest rate environments, or that the spread will not be negative. In addition, during periods of high interest rates, our net income, and therefore the dividend yield on our Class A Common Stock, may be less attractive compared to alternative investments of equal or lower risk. Each of these factors could harm the market value of our Class A Common Stock.

We depend on borrowings to purchase mortgage-related securities and reach our desired amount of leverage. If we fail to obtain or renew sufficient funding on favorable terms or at all, we will be limited in our ability to acquire mortgage-related securities, which will harm our results of operations.

        We depend on borrowings to fund acquisitions of mortgage-related securities and reach our desired amount of leverage. Accordingly, our ability to achieve our investment and leverage objectives depends on our ability to borrow money in sufficient amounts and on favorable terms. In addition, we must be able to renew or replace our maturing borrowings on a continuous basis. We depend on many lenders to provide the primary credit facilities for our purchases of mortgage-related securities. If we cannot renew or replace maturing borrowings on favorable terms or at all, we may have to sell our mortgage-related securities under adverse market conditions, which would harm our results of operations and may result in permanent losses.

Possible market developments could cause our lenders to require us to pledge additional assets as collateral. If our assets are insufficient to meet the collateral requirements, we might be compelled to liquidate particular assets at inopportune times and at unfavorable prices.

        Possible market developments, including a sharp or prolonged rise in interest rates, a change in prepayment rates or increasing market concern about the value or liquidity of one or more types of mortgage-related securities in which our portfolio is concentrated, might reduce the market value of our portfolio, which might cause our lenders to require additional collateral. Any requirement for additional collateral might compel us to liquidate our assets at inopportune times and at unfavorable prices, thereby harming our operating results. If we sell mortgage-related securities at prices lower than the carrying value of the mortgage-related securities, we would experience losses.

Our use of repurchase agreements to borrow funds may give our lenders greater rights in the event that either we or any of our lenders file for bankruptcy, which may make it difficult for us to recover our collateral in the event of a bankruptcy filing.

        Our borrowings under repurchase agreements may qualify for special treatment under the bankruptcy code, giving our lenders the ability to avoid the automatic stay provisions of the bankruptcy code and to take possession of and liquidate our collateral under the repurchase agreements without delay if we file for bankruptcy. Furthermore, the special treatment of repurchase agreements under the bankruptcy code may make it difficult for us to recover our pledged assets in the event that our lender files for bankruptcy. Thus, the use of repurchase agreements exposes our pledged assets to risk in the event of a bankruptcy filing by either our lenders or us.

Because the assets that we acquire might experience periods of illiquidity, we might be prevented from selling our mortgage-related securities at favorable times and prices, which could cause us to suffer a loss and/or reduce our distributions to stockholders.

        Although we plan to hold our mortgage-related securities until maturity, there may be circumstances in which we sell certain of these securities. Mortgage-related securities generally experience periods of illiquidity. As a result, we may be unable to dispose of our mortgage-related securities at advantageous times and prices or in a timely manner. The lack of liquidity might result from the absence of a willing buyer or an established market for these assets, as well as legal or contractual restrictions on resale. The illiquidity of mortgage-related securities may harm our results of operations and could cause us to suffer a loss and/or reduce our distributions to stockholders.

Our board of directors may change our operating policies and strategies without prior notice or stockholder approval and such changes could harm our business and results of operations and the value of our Class A Common Stock.

        Although our board of directors has no current plans to do so, it has the authority to modify or waive our current operating policies and our strategies (including our election to operate as a REIT) without prior notice to you and without your approval. Any such changes to our current operating policies and strategies may be unsuccessful and may have an adverse effect on our business, operating results and the market value of our Class A Common Stock.

Competition might prevent us from acquiring mortgage-related securities at favorable yields, which could harm our results of operations.

        Our net income largely depends on our ability to acquire mortgage-related securities at favorable spreads over our borrowing costs. In acquiring mortgage-related securities, we compete with other REITs, investment banking firms, savings and loan associations, banks, insurance companies, mutual funds, other lenders and other entities that purchase mortgage-related securities, many of which have greater financial resources than we do. Additionally, many of our competitors are not subject to REIT tax compliance or required to maintain an exemption from the Investment Company Act. As a result, we may not be able to acquire sufficient mortgage-related securities at favorable spreads over our borrowing costs, which would harm our results of operations.

Our investment strategy involves risk of default and delays in payments, which could harm our results of operations.

        We may incur losses if there are payment defaults under our mortgage-related securities. Our mortgage-related securities will be government or agency certificates. Agency certificates are mortgage-related securities issued by Fannie Mae, Freddie Mac and Ginnie Mae. Payment of principal and interest underlying securities issued by Ginnie Mae are guaranteed by the U.S. Government. Fannie Mae and Freddie Mac mortgage-related securities are guaranteed as to payment of principal and interest by the respective agency issuing the security. It is possible that guarantees made by Freddie Mac or Fannie Mae would not be honored in the event of default on the underlying securities. Legislation may be proposed to change the relationship between certain agencies, such as Fannie Mae or Freddie Mac, and the federal government. This may have the effect of reducing the actual or perceived credit quality of mortgage-related securities issued by these agencies. As a result, such legislation could increase the risk of loss on investments in Fannie Mae and/or Freddie Mac mortgage-related securities. We currently intend to continue to invest in such securities, even if such agencies' relationships with the federal government changes.

Decreases in the value of the property underlying our mortgage-related securities might decrease the value of our assets.

        The mortgage-related securities in which we invest are secured by underlying real property interests. To the extent that the market value of the property underlying our mortgage-related securities decreases, our securities might be impaired, which might decrease the value of our assets.

If we fail to maintain relationships with AVM, L.P. and its affiliate III Associates, or if we do not establish relationships with other repurchase agreement trading, clearing and administrative service providers, we may have to reduce or delay our operations and/or increase our expenditures.

        We have engaged AVM, L.P. and its affiliate III Associates, to provide us with certain repurchase agreement trading, clearing and administrative services. If we are unable to maintain relationships with AVM and III Associates or are unable to establish successful relationships with other repurchase agreement trading, clearing and administrative service providers, we may have to reduce or delay our operations and/or increase our expenditures and undertake the repurchase agreement trading, clearing and administrative services on our own.

Hedging transactions may adversely affect our earnings, which could adversely affect cash available for distribution to our stockholders.

        We may enter into interest rate cap or swap agreements or pursue other hedging strategies, including the purchase of puts, calls or other options and futures contracts. Our hedging activity will vary in scope based on the level and volatility of interest rates and principal prepayments, the type of MBS we hold, and other changing market conditions. Hedging may fail to protect or could adversely affect us because, among other things:

  •
  hedging can be expensive, particularly during periods of rising and volatile interest rates;

  •
  available interest rate hedging may not correspond directly with the interest rate risk for which protection is sought;

  •
  the duration of the hedge may not match the duration of the related liability;

  •
  certain types of hedges may expose us to risk of loss beyond the fee paid to initiate the hedge;

  •
  the amount of income that a REIT may earn from hedging transactions is limited by U.S. federal income tax provisions governing REITs;

  •
  the credit quality of the party owing money on the hedge may be downgraded to such an extent that it impairs our ability to sell or assign our side of the hedging transaction; and

  •
  the party owing money in the hedging transaction may default on its obligation to pay.

        Our hedging activity may adversely affect our earnings, which could adversely affect cash available for distribution to our stockholders.

Terrorist attacks and other acts of violence or war may affect any market for our Class A Common Stock, the industry in which we conduct our operations, and our profitability.

        Terrorist attacks may harm our results of operations and your investment. We cannot assure you that there will not be further terrorist attacks against the United States or U.S. businesses. These attacks or armed conflicts may directly impact the property underlying our mortgage-related securities or the securities markets in general. Losses resulting from these types of events are uninsurable.

        More generally, any of these events could cause consumer confidence and spending to decrease or result in increased volatility in the United States and worldwide financial markets and economies. They also could result in economic uncertainty in the United States or abroad. Adverse economic conditions could harm the value of the property underlying our mortgage-related securities or the securities markets in general, which could harm our operating results and revenues and may result in the volatility of the market value of our Class A Common Stock.

Current loan performance data may not be indicative of future results.

        When making capital budgeting and other decisions, we use projections, estimates and assumptions based on our experience with mortgage loans. Actual results and the timing of certain events could differ materially in adverse ways from those projected, due to factors including changes in general economic conditions, fluctuations in interest rates, fluctuations in mortgage loan prepayment rates and fluctuations in losses due to defaults on mortgage loans. These differences and fluctuations could rise to levels that may adversely affect our profitability.

Risks Related to Our Officers

We depend substantially on two individuals to operate our business, and the loss of such persons would severely and detrimentally affect our operations.

        We depend substantially on two individuals, Mr. Zimmer, our Chairman, Chief Executive Officer and President, and Mr. Cauley, our Chief Investment Officer and Chief Financial Officer, to manage our business. We depend on the diligence, experience and skill of Mr. Zimmer and Mr. Cauley for the selection, acquisition, structuring and monitoring of our mortgage-related securities and associated borrowings. Although we have entered into employment contracts with Messrs. Zimmer and Cauley, those employment contracts may not prevent either Messrs. Zimmer or Cauley from leaving our company. The loss of either of them would likely have a severe negative effect on our business, financial condition, cash flow and results of operations.

Our officers own shares of our Class B Common Stock and may take undue risks in managing our company in order to cause a conversion of these shares.

        In connection with our formation, our founders and officers, Messrs. Zimmer and Cauley, were issued an aggregate of 319,388 shares of our Class B Common Stock. These shares of Class B Common Stock will begin to convert to shares of Class A Common Stock when stockholders' equity attributable to Class A Common Stock is no less than $15.00 per share. Accordingly, our officers may take undue risks in managing our company in an attempt to increase stockholders' equity and cause a conversion of these shares. See "Description of Capital Stock—Common Stock—Conversion of the Class B Common Stock and Class C Common Stock Rights."

Legal and Tax Risks

If we fail to qualify as a REIT, we will be subject to U.S. federal income tax as a regular corporation and may face a substantial tax liability.

        We intend to operate in a manner that allows us to qualify as a REIT for U.S. federal income tax purposes. However, REIT qualification involves the satisfaction of numerous requirements (some on an annual or quarterly basis) established under technical and complex provisions of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, for which only a limited number of judicial or administrative interpretations exist. The determination that we qualify as a REIT requires an analysis of various factual matters and circumstances that may not be totally within our control. Accordingly, it is not certain we will be able to qualify and remain qualified as a REIT for U.S. federal income tax purposes. Even a technical or inadvertent violation of the REIT requirements could jeopardize our REIT qualification. Furthermore, Congress or the Internal Revenue Service, or IRS, might change the tax laws or regulations and the courts might issue new rulings, in each case potentially having retroactive effect, that could make it more difficult or impossible for us to qualify as a REIT. If we fail to qualify as a REIT in any tax year, then:

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  we would be taxed as a regular domestic corporation, which, among other things, means that we would be unable to deduct distributions to stockholders in computing taxable income and would be subject to U.S. federal income tax on our taxable income at regular corporate rates;

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  any resulting tax liability could be substantial and would reduce the amount of cash available for distribution to stockholders, and could force us to liquidate assets at inopportune times, causing lower income or higher losses than would result if these assets were not liquidated; and

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  unless we were entitled to relief under applicable statutory provisions, we would be disqualified from treatment as a REIT for the subsequent four taxable years following the year during which we lost our qualification, and our cash available for distribution to our stockholders therefore would be reduced for each of the years in which we do not qualify as a REIT.

        Even if we remain qualified as a REIT, we may face other tax liabilities that reduce our cash flow. We may also be subject to certain U.S. federal, state and local taxes on our income and property, and our Opteum subsidiary is treated as a "taxable REIT subsidiary," which is a fully taxable corporation for U.S. federal income tax purposes. Any of these taxes would decrease cash available for distribution to our stockholders.

Complying with REIT requirements may cause us to forego otherwise attractive opportunities.

        To qualify as a REIT for U.S. federal income tax purposes, we must continually satisfy tests concerning, among other things, our sources of income, the nature and diversification of our assets, the amounts we distribute to our stockholders and the ownership of our stock. We may also be required to make distributions to our stockholders at unfavorable times or when we do not have funds readily available for distribution. Thus, compliance with REIT requirements may hinder our ability to operate solely with the goal of maximizing profits. In addition, the REIT provisions of the Internal Revenue Code impose a 100% tax on income from "prohibited transactions." Prohibited transactions generally include sales of assets that constitute inventory or other property held for sale to customers in the ordinary course of business, other than foreclosure property. This 100% tax could impact our desire to sell mortgage-related securities at otherwise opportune times if we believe such sales could result in us being treated as engaging in prohibited transactions. However, we would not be subject to this tax if we were to sell assets through a taxable REIT subsidiary. We will also be subject to a 100% tax on certain amounts if the economic arrangements between us and our taxable REIT subsidiary are not comparable to similar arrangements among unrelated parties. See "Material U.S. Federal Income Tax Consequences."

Complying with REIT requirements may limit our ability to hedge effectively, which could in turn leave us more exposed to the effects of adverse changes in interest rates.

        The REIT provisions of the Internal Revenue Code may substantially limit our ability to hedge mortgage-related securities and related borrowings by requiring us to limit our income in each year from qualified hedges, together with any other income not generated from qualified REIT real estate assets, to less than 25% of our gross income. In addition, we must limit our aggregate gross income from non-qualified hedges, fees, and certain other non-qualifying sources, to less than 5% of our annual gross income. As a result, we may in the future have to limit the use of hedges or implement hedges through a taxable REIT subsidiary. This could result in greater risks associated with changes in interest rates than we would otherwise want to incur. If we fail to satisfy the 25% or 5% limitations, unless our failure was due to reasonable cause and not due to willful neglect and we meet certain other technical requirements, we could lose our REIT qualification for U.S. federal income tax purposes. Even if our failure was due to reasonable cause, we may have to pay a penalty tax equal to the amount of income in excess of certain thresholds, multiplied by a fraction intended to reflect our profitability.

Dividends paid by REITs generally do not qualify for reduced tax rates.

        In general, the maximum U.S. federal income tax rate for dividends paid to individual U.S. stockholders is 15% (through 2008). Dividends paid by REITs, however, are generally not eligible for the reduced rates. The more favorable rates applicable to regular corporate dividends could cause stockholders who are individuals to perceive investments in REITs to be relatively less attractive than investments in the stock of non-REIT corporations that pay dividends, which could adversely affect the value of the stock of REITs, including our Class A Common Stock.

To maintain our REIT qualification, we may be forced to borrow funds on unfavorable terms or sell our securities at unfavorable prices to make distributions to our stockholders.

        As a REIT, we must distribute at least 90% of our annual net taxable income (excluding net capital gains) to our stockholders. To the extent that we satisfy this distribution requirement, but distribute less than 100% of our net taxable income, we will be subject to U.S. federal corporate income tax on our undistributed taxable income. In addition, we will be subject to a 4% nondeductible excise tax if the actual amount that we pay to our stockholders in a calendar year is less than a minimum amount specified under U.S. federal tax laws. From time to time, we may generate taxable income greater than our income for financial reporting purposes from, among other things, amortization of capitalized purchase premiums, or our net taxable income may be greater than our cash flow available for distribution to our stockholders. If we do not have other funds available in these situations, we could be required to borrow funds, sell a portion of our mortgage-related securities at unfavorable prices or find other sources of funds in order to meet the REIT distribution requirements and to avoid corporate income tax and the 4% excise tax. These other sources could increase our costs or reduce our equity and reduce amounts available to invest in mortgage-related securities.

Misplaced reliance on legal opinions or statements by issuers of mortgage-related securities could result in a failure to comply with REIT gross income or asset tests.

        When purchasing mortgage-related securities, we may rely on opinions of counsel for the issuer or sponsor of such securities, or statements made in related offering documents, for purposes of determining whether and to what extent those securities constitute REIT real estate assets for purposes of the REIT asset tests and produce income which qualifies under the REIT gross income tests. The inaccuracy of any such opinions or statements may adversely affect our REIT qualification and result in significant corporate-level tax.

Possible legislative or other actions affecting REIT's could adversely affect us and our stockholders.

        The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the Internal Revenue Service and the U.S. Treasury Department. Our business may be harmed by changes to the laws and regulations affecting us, including changes to securities laws and changes to the Internal Revenue Code applicable to the taxation of REITs. New legislation may be enacted into law, or new interpretations, rulings or regulations could be adopted, any of which could adversely affect us and our stockholders, potentially with retroactive effect.

We may realize excess inclusion income that would increase the tax liability of our stockholders.

        If we realize excess inclusion income and allocate it to stockholders, this income cannot be offset by net operating losses of the stockholders. If the stockholder is a tax-exempt entity, then this income would be fully taxable as unrelated business taxable income under Section 512 of the Internal Revenue Code. If the stockholder is a foreign person, such income would be subject to U.S. federal income tax withholding without reduction or exemption pursuant to any otherwise applicable income tax treaty. In addition, to the extent our stock is owned by tax-exempt "disqualified organizations," such as government-related entities that are not subject to tax on unrelated business taxable income, although Treasury regulations have not yet been drafted to clarify the law, we may incur a corporate level tax at the highest applicable corporate tax rate on the portion of our excess inclusion income that is allocable to such disqualified organizations.

        Excess inclusion income could result if we hold a residual interest in a real estate mortgage investment conduit, or REMIC. Excess inclusion income also could be generated if we were to issue debt obligations with two or more maturities and the terms of the payments on these obligations bore a relationship to the payments that we received on our mortgage-related securities securing those debt obligations (i.e., if we were to own an interest in a taxable mortgage pool). However, Treasury regulations have not been issued regarding the allocation of excess inclusion income to stockholders of a REIT that owns an interest in a taxable mortgage pool. We do not expect to acquire significant amounts of residual interests in REMICs, other than interests owned by Opteum, which is treated as a separate taxable entity for these purposes. We intend to structure our borrowing arrangements in a manner designed to avoid generating significant amounts of excess inclusion income. We do, however, expect to enter into various repurchase agreements that have differing maturity dates and afford the lender the right to sell any pledged mortgaged securities if we default on our obligations.

A portion of our distributions may be deemed a return of capital for U.S. federal income tax purposes.

        The amount of our distributions to the holders of our Class A Common Stock in a given quarter may not correspond to our net taxable income for such quarter. If distributions exceed our net taxable income, a portion of the distribution may be deemed a return of capital for U.S. federal income tax purposes. A return of capital distribution will not be taxable to the extent of a stockholder's tax basis in its shares but will reduce a stockholder's basis in its shares of Class A Common Stock.

Our reported GAAP financial results differ from the taxable income results that drive our dividend distributions, and our consolidated balance sheet, income statement, and statement of cash flows as reported for GAAP purposes may be difficult to interpret.

        Our dividend distributions are driven by our dividend distribution requirements under the REIT tax laws and our profits as calculated for tax purposes pursuant to the Internal Revenue Code. Our reported results for GAAP purposes differ materially, however, from both our cash flows and our taxable income. Opteum transfers mortgage loans or mortgage securities held as available-for-sale into securitization trusts to obtain long-term non-recourse funding for these assets. When Opteum surrenders control over the transferred mortgage loans or mortgage securities held as available-for-sale, the transaction is accounted for as a sale. In the future, if Opteum retains control over the transferred mortgage loans or mortgage securities available-for-sale, the transaction will be accounted for as a secured borrowing. These securitization transactions do not differ materially in their structure or cash flow generation characteristics, yet under GAAP accounting these transactions are recorded differently. In securitization transactions that Opteum accounts for as sales, Opteum typically records a gain or loss on the assets transferred in its income statement and records the retained interests at fair value on its balance sheet. In securitization transactions that Opteum accounts for as secured borrowings, which Opteum may do in the future, they consolidate all the assets and liabilities of the trust on their financial statements. As a result of this and other accounting issues, stockholders and analysts must undertake a complex analysis to understand our economic cash flows, actual financial leverage, and dividend distribution requirements. This complexity may hinder the trading of our stock or may lead observers to misinterpret our results.

Recent legislation related to corporate governance may increase our costs of compliance and our liability.

        Recently enacted and proposed laws, regulations and standards relating to corporate governance and disclosure requirements applicable to public companies, including the Sarbanes-Oxley Act of 2002, new Commission regulations and NYSE rules have increased the costs of corporate governance, reporting and disclosure practices. These costs may increase in the future due to our continuing implementation of compliance programs mandated by these requirements. In addition, these new laws, rules and regulations create new legal bases for administrative enforcement, civil and criminal proceedings against us in case of non-compliance, thereby increasing our risks of liability and potential sanctions.

Failure to maintain an exemption from the Investment Company Act would harm our results of operations.

        We intend to conduct our business so as not to become regulated as an investment company under the Investment Company Act. If we fail to qualify for this exemption, our ability to use leverage would be substantially reduced and we would be unable to conduct our business as described in this prospectus.

        The Investment Company Act exempts entities that are primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on, and interests in, real estate. Under the current interpretation of the SEC staff, in order to qualify for this exemption, we must maintain at least 55% of our assets directly in these qualifying real estate interests, with at least 25% of our remaining assets invested in real estate-related securities. Mortgage-related securities that do not represent all of the certificates issued with respect to an underlying pool of mortgages may be treated as separate from the underlying mortgage loans and, thus, may not qualify for purposes of the 55% requirement. Therefore, our ownership of these mortgage-related securities is limited by the provisions of the Investment Company Act.

        As of September 30, 2005, 55.4% of our portfolio constituted qualifying interests in mortgage-related securities for purposes of the Investment Company Act. In satisfying the 55% requirement under the Investment Company Act, we treat as qualifying interests mortgage-related securities issued with respect to an underlying pool as to which we hold all issued certificates. If the SEC or its staff adopts a contrary interpretation of such treatment, we could be required to sell a substantial amount of our mortgage-related securities under potentially adverse market conditions. Further, in order to ensure that we at all times qualify for the exemption under the Investment Company Act, we may be precluded from acquiring mortgage-related securities whose yield is higher than the yield on mortgage-related securities that could be purchased in a manner consistent with the exemption. These factors may lower or eliminate our net income.

Risks Related to this Offering

We have not established a minimum distribution payment level and we cannot assure you of our ability to make distributions to our stockholders in the future.

        We intend to make quarterly distributions to our stockholders in amounts such that we distribute all or substantially all of our net taxable income in each year, subject to certain adjustments. This, in addition to other factors, should enable us to qualify for the tax benefits accorded to a REIT under the Internal Revenue Code. We have not established a minimum distribution payment level and our ability to make distributions might be harmed by the risk factors described in this prospectus. All distributions will be made at the discretion of our board of directors and will depend on our earnings, our financial condition, the maintenance of our REIT qualification, the REIT distribution requirements and such other factors as our board of directors may deem relevant from time to time. We cannot assure you that we will have the ability to make distributions to our stockholders in the future.

The payment of dividends on our Class B Common Stock and the conversion of our Class B Common Stock, Class C Common Stock and Class A Redeemable Preferred Stock will dilute the interest of a Class A Common Stockholder in our future earnings and distributions.

        The Class B Common Stock is entitled to participate in dividends on a share-for-share basis with the Class A Common Stock, and the Class B Common Stock, Class C Common Stock and Class A Redeemable Preferred Stock will be converted into Class A Common Stock when certain conditions are met. Such conversions would increase the number of shares of Class A Common Stock outstanding by 2,438,776 shares or approximately 10.2% of the Class A Common Stock outstanding. The conversion of the Class C Common Stock and Class A Redeemable Preferred Stock would increase the number of shares entitled to share pro rata in our earnings and distributions by 2,119,388 shares, or 8.9% of the Class A Common Stock outstanding. See "Description of Capital Stock—Common Stock."

Restrictions on ownership of a controlling percentage of our capital stock might limit your opportunity to receive a premium on our stock.

        For the purpose of preserving our REIT qualification and for other reasons, our charter prohibits direct or constructive ownership by any person of more than 9.8% of the lesser of the total number or value of the outstanding shares of our common stock or more than 9.8% of the outstanding shares of our combined common and preferred stock. The constructive ownership rules in our charter are complex and may cause the outstanding stock owned by a group of related individuals or entities to be deemed to be constructively owned by one individual or entity. As a result, the acquisition of less than 9.8% of the outstanding stock by an individual or entity could cause that individual or entity to own constructively in excess of 9.8% of the outstanding stock, and thus be subject to the ownership limit in our charter. Any attempt to own or transfer shares of our common or preferred stock in excess of the ownership limit without the consent of our board of directors shall be void, and will result in the shares being transferred by operation of law to a charitable trust. These provisions might inhibit market activity and the resulting opportunity for our stockholders to receive a premium for their shares that might otherwise exist if any person were to attempt to assemble a block of shares of our stock in excess of the number of shares permitted under our charter and which may be in the best interests of our stockholders.

We have implemented certain provisions that could make any change in our board of directors or in control of our company more difficult.

        Maryland law, our charter and our bylaws contain provisions, such as provisions prohibiting, without the consent of our board of directors, any single stockholder or group of affiliated stockholders from beneficially owning in excess of an ownership limit, which could make it difficult or expensive for a third party to pursue a tender offer, change in control or takeover attempt that is opposed by our management and board of directors. We also have a staggered board of directors that makes it difficult for stockholders to change the composition of our board of directors in any one year. These and other anti-takeover provisions could substantially impede the ability of stockholders to change our management and board of directors.

Future offerings of our debt and/or preferred securities, which would be senior to our Class A Common Stock upon liquidation, or equity securities, which would dilute our existing stockholders and may be senior to our Class A Common Stock for the purposes of distributions, may harm the value of our Class A Common Stock.

        In the future, we may attempt to increase our capital resources by making additional offerings of debt or equity securities, including commercial paper, medium-term notes, senior or subordinated notes and classes of preferred stock or Class A Common Stock, as well as warrants to purchase shares of Class A Common Stock or redeemable preferred stock. Upon the liquidation of our company, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings will receive a distribution of our available assets prior to the holders of our Class A Common Stock. Additional equity offerings by us may dilute the holdings of our existing stockholders or reduce the market value of our Class A Common Stock, or both. Our preferred stock has a preference on distributions that could limit our ability to make distributions to the holders of our Class A Common Stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Our stockholders are therefore subject to the risk of our future securities offerings reducing the market price of our Class A Common Stock and diluting their Class A Common Stock.

A regular trading market for our Class A Common Stock might not continue, which would harm the liquidity and value of our Class A Common Stock; trading and pricing of our Class A Common Stock may be volatile.

        Our Class A Common Stock is listed on the NYSE under the symbol "BMM." However, we cannot assure you that active trading of our Class A Common Stock will be sustained. Accordingly, we cannot assure you of the liquidity of any market in our Class A Common Stock, the ability of our stockholders to sell their shares of our Class A Common Stock or the prices that our stockholders may obtain for their shares of our Class A Common Stock.

Broad market fluctuations could harm the market price of our Class A Common Stock.

        The stock market has experienced extreme price and volume fluctuations that have affected the market price of many companies in industries similar or related to ours and that have been unrelated to these companies' operating performances. These broad market fluctuations could reduce the market price of our Class A Common Stock. Furthermore, our operating results and prospects may be below the expectations of public market analysts and investors or may be lower than those of companies with comparable market capitalizations, which could harm the market price of our Class A Common Stock.

Shares of our Class A Common Stock eligible for future sale may harm our share price.

        We cannot predict the effect, if any, of future sales of shares of our Class A Common Stock, or the availability of shares for future sales, on the market price of our Class A Common Stock. Sales of substantial amounts of these shares of our Class A Common Stock, or the perception that these sales could occur, may harm prevailing market prices for our Class A Common Stock. As of December 27, 2005, we had outstanding 23,806,942 shares of Class A Common Stock. In addition, we have reserved 3,462,689 shares of our Class A Common Stock for issuance under our 2003 Long Term Incentive Compensation Plan, 506,175 shares for issuance upon exchange of phantom shares that we have issued under our 2003 Long Term Incentive Compensation Plan, 638,776 shares for issuance upon conversion of Class B and Class C Common Stock and 1,800,000 shares for issuance upon conversion of our Class A Redeemable Preferred Stock. All 23,806,942 outstanding shares of Class A Common Stock are or will be available for sale in the public market. If any or all of the holders of our Class A Common Stock covered by this prospectus sell a large number of securities in the public market, the sale could reduce the market price of our Class A Common Stock and could impede our ability to raise future capital.

Risks Related to Opteum's Origination Business

If we do not obtain the necessary state licenses and approvals, we will not be allowed to acquire, fund or originate mortgage loans in some states, which would adversely affect our operations.

        Certain states in which we do business require that we be licensed to conduct our business. As part of our acquisition of Opteum, they will be required to reapply for new licenses and approvals under existing licenses. We cannot assure you that we will be able to obtain all the necessary licenses and approvals in a timely manner or at all.

Our failure to comply with federal, state or local regulation of, or licensing requirements with respect to, mortgage lending, loan servicing, broker compensation programs, local branch operations or other aspects of our business could harm our operations and profitability.

        As a mortgage lender, loan servicer and broker, we are subject to an extensive body of both state and federal law. The volume of new or modified laws and regulations has increased in recent years and, in addition, some individual municipalities have begun to enact laws that restrict loan origination and servicing activities. As a result, it may be more difficult to comprehensively identify and accurately interpret all of these laws and regulations and to properly program our technology systems and effectively train our personnel with respect to all of these laws and regulations, thereby potentially increasing our exposure to the risks of noncompliance with these laws and regulations. Our failure to comply with these laws can lead to:

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  civil and criminal liability;

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  loss of licensure;

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  damage to our reputation in the industry;

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  inability to sell or securitize our loans;

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  demands for indemnification or loan repurchases from purchasers of our loans;

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  fines and penalties and litigation, including class action lawsuits; or

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  administrative enforcement actions.

        Any of these results could harm our retained residual interests in securitizations and thus our results of operations, financial condition and business prospects.

New legislation could restrict Opteum's ability to originate mortgage loans, which could harm Opteum's earnings.

        Several states, cities or other government entities are considering or have passed laws, regulations or ordinances aimed at curbing predatory lending practices. The federal government is also considering legislative and regulatory proposals in this regard. In general, these proposals involve lowering the existing thresholds for defining a "high-cost" loan and establish enhanced protections and remedies for borrowers who receive such loans. Passage of these laws and rules could reduce Opteum's loan origination volume. In addition, many whole loan buyers may elect not to purchase any loan labeled as a "high cost" loan under any local, state or federal law or regulation. Rating agencies likewise may refuse to rate securities backed by such loans. Accordingly, these laws and rules could severely restrict the secondary market for a portion (typically less than 15.0%) of Opteum's loan production. This would effectively preclude Opteum from continuing to originate loans either in jurisdictions unacceptable to the rating agencies or that exceed the newly defined thresholds which could harm Opteum's business prospects, earnings and results of operations.

Opteum relies on key personnel with long-standing business relationships, the loss of any of whom would impair Opteum's ability to operate successfully.

        Opteum's continued future success depends, to a significant extent, on the continued services of Peter R. Norden, Opteum's President and Chief Executive Officer, and other key members of its senior management team. In particular, the extent and nature of the relationships that these individuals have developed with financial institutions and existing and prospective mortgage loan origination channels is critically important to the success of its business. Although Opteum has entered into employment agreements with Mr. Norden and certain of its other senior executives, these executives may not remain employed by Opteum. Nevertheless, the loss of services of one or more members of Opteum's senior management team could harm Opteum's business and Opteum's prospects.

Failure to attract and retain qualified loan originators could harm Opteum's business.

        Opteum depends on its loan originators to generate customers by, among other things, developing relationships with consumers, real estate agents and brokers, builders, corporations and others, which Opteum believes leads to repeat and referral business. Accordingly, Opteum must be able to attract, motivate and retain skilled loan originators. In addition, Opteum's growth strategy contemplates hiring additional loan originators. The market for such persons is highly competitive and historically has experienced a high rate of turnover. Competition for qualified loan originators may lead to increased costs to hire and retain them. Opteum cannot guarantee that it will be able to attract or retain qualified loan originators. If Opteum cannot attract or retain a sufficient number of skilled loan originators, or even if Opteum can retain them but at higher costs, Opteum's business and results of operations could be harmed.

To the extent Opteum is unable to adapt to and implement technological changes involving the loan origination process, Opteum may have difficulty remaining competitive and Opteum's loan origination business may be adversely affected.

        Opteum's mortgage loan origination business is dependent upon its ability to interface effectively with borrowers and other third parties and to process loan applications efficiently. The origination process is becoming more dependent upon technological advancements, such as the ability to process applications over the Internet, interface with borrowers and other third parties through electronic means and underwrite loan applications using specialized software. Implementing new technology and maintaining the efficiency of the current technology used in its operations may require significant capital expenditures. As these requirements increase in the future, Opteum will have to develop these technological capabilities fully to remain competitive or its loan origination business may be significantly harmed.

If we do not manage our growth effectively, our financial performance could be harmed.

        In recent years, we have experienced growth at rates that have applied pressure to our management, administrative, operational and financial infrastructure. We expect to continue to experience those and other pressures on our organization, including the need for us and for Opteum to hire additional experienced personnel to meet our growth and Opteum's needs related to its ability to originate quality loans in accordance with its current mortgage loan origination focus and strategies. We expect to need to attract and hire additional experienced managers and loan officers in a competitive hiring environment and, at the same time, continue to upgrade and expand our financial, operational and managerial systems and controls. We cannot assure you that we will be able to meet our capital needs, expand our systems effectively or hire and retain qualified employees in sufficient numbers to meet our requirements. Any failure by us to manage our current level of business or our growth effectively may result in increased costs and decreased loan production, and could negatively affect our business, financial condition, liquidity, profitability, cash flows, and ability to make distributions to our stockholders.

Opteum is subject to the risk that provisions of its loan agreements may be unenforceable.

        Opteum's rights and obligations with respect to its loans are governed by written loan agreements and related documentation. It is possible that a court could determine that one or more provisions of a loan agreement are unenforceable, such as a loan prepayment provision or the provisions governing Opteum's security interest in the underlying collateral. If this were to happen with respect to a material asset or group of assets, Opteum could be required to repurchase these loans and may not be able to sell or liquidate the loans.

Risks Related to Opteum's Profitability

An increase in interest rates could reduce the value of Opteum's loan inventory and commitments and Opteum's hedging strategy may not protect it from interest rate risk and may lead to losses.

        The value of Opteum's loan inventory is based, in part, on market interest rates. Accordingly, Opteum may experience losses on loan sales if interest rates change rapidly or unexpectedly. If interest rates rise after Opteum fixes a price for a loan or commitment but before Opteum closes or sells such loan, the value of the loan will decrease. If the amount Opteum receives from selling the loan is less than its cost of originating the loan, Opteum may incur net losses, and its business and operating results could be harmed. While Opteum will enter into hedging transactions with respect to one or more of its assets or liabilities and will use other strategies to minimize its exposure to interest rate risks, no hedging or other strategy can completely protect Opteum. Its hedging activities may include entering into interest rate swaps, caps and floors, options to purchase these items, and futures and forward contracts. Additionally, the nature and timing of hedging transactions may influence the effectiveness of these strategies. Poorly designed strategies or improperly executed transactions could actually increase Opteum's risk and losses. In addition, hedging strategies involve transaction and other costs. Opteum cannot assure you that its hedging strategy and the hedges that Opteum makes will adequately offset the risks of interest rate volatility or that Opteum hedges will not result in losses.

Opteum's mortgage origination business may be harmed by rising interest rates.

        A significant percentage of Opteum's mortgage originations have been to customers refinancing an existing loan to obtain a lower interest rate. Rising interest rates would reduce the number of potential customers that can achieve a lower interest rate from refinancing, and to a lesser extent the number of potential customers that can afford to buy homes, and consequently would substantially reduce the amount of loans originated by Opteum's loan origination business and the revenue there from. If short-term interest rates exceed long-term interest rates, there is a higher risk of increased loan prepayments, as borrowers may seek to refinance their fixed and adjustable rate mortgages at lower long-term fixed interest rates. In addition, rising interest rates are likely to reduce the margins achieved by Opteum.

        While the prospect of rising interest rates has been incorporated into Opteum's projections, if interest rates rose to the point where mortgage originations slowed more than expected or if margins decreased more than expected, Opteum would not earn the income it projects from its mortgage origination business, and could suffer losses. While rising interest rates generally have a beneficial impact on Opteum's mortgage servicing business, the negative impact from rising interest rates on Opteum's mortgage origination business is generally greater than the offsetting beneficial impact, and consequently, in a period of rising interest rates, Opteum's earnings are projected to decline.

Opteum may be harmed by falling interest rates.

        Opteum could suffer losses from its mortgage servicing business if interest rates remain low enough to cause a large number of borrowers whose loans are being serviced by Opteum's servicing business to refinance. In such instance Opteum would experience high amortization and possibly impairment of its servicing assets, and would likely experience a loss from its servicing business.

Adverse economic conditions or declining real estate values would likely result in a reduction of Opteum's mortgage origination activity, which would adversely affect its ability to grow its mortgage loan portfolio.

        An economic downturn or a recession may have a significant adverse impact on Opteum's operations and financial condition, particularly if accompanied by declining real estate values. Declining real estate values will likely reduce Opteum's level of new mortgage loan originations, since borrowers often use increases in the value of their existing homes to support the refinancing of their existing mortgage loans or the purchase of new homes at higher levels of borrowings. To the extent that the market value of the property underlying Opteum's mortgage loans decreases, Opteum's loans might be impaired, which might decrease the value of its assets. Any sustained period of increased payment delinquencies, foreclosures or losses could adversely affect Opteum's ability to sell and securitize loans, which would significantly harm Opteum's revenues, results of operations, financial condition and business prospects, which in turn would harm our revenues, results of operations, financial condition and our ability to make distributions to our stockholders.

Retaining subordinated interests exposes Opteum to increased credit risk.

        Opteum has maintained and may continue to maintain an interest in loans that it originates and securitizes by retaining subordinated interests in MBS that evidence interests in such loans. Subordinated interests are classes of MBS that may incur losses experienced on the related loans prior to the more senior MBS issued in the related transaction. If the actual rate and severity of losses on the related loans are higher than those assumed by Opteum, the actual return on Opteum's investment in those subordinated interests may be lower than anticipated.

The mortgage banking business is seasonal and Opteum's operating results vary accordingly.

        The mortgage banking industry generally is subject to seasonal variations, especially in states with adverse winter weather. Purchase money mortgage loan originations generally experience greater seasonal fluctuations than refinancings, which tend to be less seasonal and more closely related to changes in interest rates. Sales and resales of homes in Opteum's markets, and accordingly purchase money mortgage originations, typically peak during the spring and summer seasons and decline to lower levels from mid-November through February. In addition, delinquency rates typically rise in the winter months, which results in higher servicing costs in Opteum's mortgage banking operations. The magnitude of seasonal variations is beyond Opteum's control and could adversely affect Opteum's business, especially if Opteum is unable to take advantage of increased mortgage volume during peak periods, or if peak periods do not produce anticipated mortgage volume. These variations may affect Opteum's revenues, results of operations, financial condition and business prospectus, which in turn may affect our revenues, results of operations, financial condition, business prospectus and our ability to make distributions to our stockholders.

Opteum may be subject to losses due to misrepresented or falsified information or if Opteum obtains less than full documentation with respect to its mortgage loans.

        When Opteum originates mortgage loans, it relies upon information supplied by borrowers and other third parties, including information contained in the applicant's loan application, property appraisal reports, title information and employment and income documentation. If any of this information is misrepresented or falsified and if Opteum does not discover it before funding a loan, the actual value of the loan may be significantly lower than anticipated. As a practical matter, Opteum generally would bear the risk of loss associated with a misrepresentation, whether made by the loan applicant, the mortgage broker, another third party or one of Opteum's employees. A loan subject to a material misrepresentation typically cannot be sold or is subject to repurchase or substitution if it is sold or securitized prior to detection of the misrepresentation. Although Opteum may have rights against persons and entities who made or knew about the misrepresentation, those persons and entities may be difficult to locate, and it is often difficult to collect from them any monetary losses that Opteum may have suffered.

        In the case of certain loan products, Opteum does not receive full documentation of the borrower's income and/or assets. Instead, Opteum bases its credit decision on the borrower's credit score and credit history, the value of the property securing the loan and the effect of the loan on the borrower's debt service requirements. During the nine months ended August 31, 2005 and the year ended November 30, 2004, Opteum received less than full documentation of the borrower's income and/or assets on approximately 62.6% and 56.9%, respectively, of mortgage loans, as measured by principal balance, that Opteum originated. We believe that there is a higher risk of default on loans where there is less than full documentation of the borrower's income and/or assets.

Some of the loans that Opteum originates are subprime, rather than prime, and generally have delinquency and default rates higher than prime loans, which could result in higher loan losses.

        Opteum currently originates subprime loans, although all subprime loans are sold in the secondary market and none are retained in its portfolio. Subprime mortgage loans generally have higher delinquency and default rates than prime mortgage loans. Delinquency interrupts the flow of projected interest income from a mortgage loan, and default can ultimately lead to a loss if the net realizable value of the real property securing the mortgage loan is insufficient to cover the principal and interest due on the loan. In whole loan sales, Opteum's risk of delinquency typically only extends to the first payment. Opteum also assumes the risks of delinquency and default for loans that it is obligated to repurchase. Opteum attempts to manage these risks with risk-based loan pricing and appropriate underwriting policies. However, we cannot assure you that such management policies will prevent delinquencies or defaults and, if such policies and methods are insufficient to control Opteum's delinquency and default risks and do not result in appropriate loan pricing, our business, financial condition, liquidity and results of operations could be harmed. During the nine months ended August 31, 2005 and the fiscal year ended November 30, 2004, Opteum originated approximately $493.0 million and $432.1 million, respectively, of subprime mortgage loans, which constituted 10.2% and 9.0%, respectively, of its total originations.

Opteum faces intense competition that could harm its market share and its revenues.

        Opteum faces intense competition from commercial banks, savings and loan associations and other finance and mortgage banking companies, as well as from Internet-based lending companies and other lenders participating on the Internet. Entry barriers in the mortgage industry are relatively low and increased competition is likely. As Opteum seeks to expand its business, it will face a greater number of competitors, many of whom will be well-established in the markets Opteum seeks to penetrate. Many of its competitors are much larger than Opteum, have better name recognition than Opteum and have far greater financial and other resources. Opteum cannot assure you that it will be able to effectively compete against them or any future competitors.

        In addition, competition may lower the rates Opteum is able to charge borrowers, thereby potentially lowering the amount of income on future loan sales and sales of servicing rights. Increased competition also may reduce the volume of Opteum's loan originations and loan sales. Opteum cannot assure you that it will be able to compete successfully in this evolving market.

Risks Related to Opteum's Ability to Sell Loans it Originates or Purchases

Opteum's business would suffer if it was unable to sell the mortgage loans that it originates.

        Opteum sells all of the mortgage loans that it originates and that are not securitized in the secondary market. Opteum's ability to sell mortgage loans depends on the availability of an active secondary market for residential mortgage loans. Additionally, Opteum sells substantially all of the mortgages to institutional buyers. If these financial institutions cease to buy its loans and equivalent purchasers cannot be found on a timely basis, then Opteum's business and results of operations could be harmed. Opteum's results of operations could also be harmed if these financial institutions or other purchasers lower the price they pay to Opteum or adversely change the material terms of their loan purchases from Opteum. The prices at which Opteum sells its loans vary over time. A number of factors determine the price Opteum receives for its loans. These factors include:

  •
  the number of institutions that are willing to buy Opteum's loans;

  •
  the amount of comparable loans available for sale;

  •
  the levels of prepayments of, or defaults on, loans;

  •
  the types and volume of loans Opteum sells;

  •
  the level and volatility of interest rates; and

  •
  the quality of Opteum's loans.

        Opteum's ability to sell mortgage loans to third parties also depends on its ability to remain eligible for the programs offered by Fannie Mae and Freddie Mac. If the criteria for mortgage loans to be accepted under these programs changes or if Opteum loses its eligibility for any reason, or if its eligibility is impaired, then our mortgage banking business would be harmed. Changes in laws in the states where Opteum operates could adversely affect its ability to sell loans. Opteum's profitability from participating in any of these programs may vary depending on a number of factors, including administrative costs of originating and selling qualifying mortgage loans, and the costs imposed upon Opteum by the purchasers' programs. Any decline in profitability from participating in these programs would harm Opteum's mortgage banking business.

Opteum has credit exposure with respect to loans it sells to the whole loan market and loans it sells to securitization entities.

        Opteum has potential credit and liquidity exposure for loans that are the subject of fraud, irregularities in their loan files or process, or that result in Opteum breaching the representations and warranties in the contract of sale. In addition, when Opteum sells loans to the whole loan market it has exposure for loans that default. In these cases, Opteum may be obligated to repurchase loans at principal value, which could result in a significant decline in its available cash. When Opteum purchases loans from a third party that it sells into the whole loan market or to a securitization trust, Opteum obtains representations and warranties from the counter-parties that sold the loans to it that generally parallel the representations and warranties it provided to its purchasers. As a result, we believe that Opteum has the potential for recourse against the seller of the loans. However, if Opteum does hot have recourse against the seller, or if the original seller is not in a financial position to be able to repurchase the loan, Opteum may have to use cash resources to repurchase loans which could adversely affect its liquidity.

Risks Related to Opteum's Funding

The terms of Opteum's warehouse credit facilities contain restrictive financial and other covenants, which may restrict Opteum's ability to pay dividends to us in situations where Opteum is not in compliance with such covenants.

        The terms of Opteum's warehouse credit facilities contain restrictive financial and other covenants that, among other things, will require Opteum to maintain a minimum ratio of total liabilities to tangible net worth, minimum levels of tangible net worth, liquidity and stockholders' equity, maximum leverage ratios, as well as to comply with applicable regulatory and other requirements. If Opteum is not in compliance with these financial and other covenants in the warehouse credit facilities, its ability to pay dividends to us may be restricted, which could reduce the earnings available for distribution to our stockholders.

Possible market developments could cause Opteum's lenders to require Opteum to pledge additional assets as collateral; if Opteum's assets are insufficient to meet such collateral requirements, then Opteum may be compelled to liquidate particular assets at an inopportune time, which may cause Opteum to incur losses.

        Possible market developments, including a sharp rise in interest rates, a change in prepayment rates or increasing market concern about the value or liquidity of the types of mortgage assets in Opteum's portfolio, may reduce the market value of Opteum's portfolio, which may cause Opteum's lenders to require additional collateral or otherwise limit its ability to borrow. This requirement for additional collateral may compel Opteum to liquidate its assets at a disadvantageous time. If the sales are made at prices lower than the amortized cost of such investments, Opteum would incur losses.

Failure to renew or obtain adequate funding under warehouse repurchase agreements may harm Opteum's lending operations.

        Opteum is currently dependent upon a number of credit facilities for funding its mortgage loan originations and its acquisitions. Any failure to renew or obtain adequate funding under these financing arrangements for any reason, including Opteum's inability to meet the covenants contained in such arrangements, could harm Opteum's lending operations and its overall performance. An increase in the cost of financing in excess of any change in the income derived from Opteum's mortgage assets could harm Opteum's earnings, which in turn would harm our earnings and our ability to make distributions to our stockholders.

Risks Related to Opteum's Securitization Activities

An interruption or reduction in the securitization market or change in terms offered by this market would hurt Opteum's financial position.

        Opteum is dependent on the securitization market for the sale of its loans because it securitizes loans directly and many of its whole loan buyers purchase its loans with the intention to securitize. The securitization market is dependent upon a number of factors, including general economic conditions, conditions in the securities market generally and in the asset-backed securities market specifically. Similarly, poor performance of Opteum's previously securitized loans could harm its access to the securitization market. A decline in Opteum's ability to obtain long-term funding for its mortgage loans in the securitization market in general, or in Opteum's ability to obtain attractive terms or in the market's demand for its loans could harm its results of operations, financial condition and business prospects, which in turn could harm our results of operations, financial condition and our ability to make distributions to our stockholders.

Competition in the securitization market may negatively affect Opteum's net income.

        Competition in the business of sponsoring securitizations of the type Opteum focuses on is increasing as Wall Street broker-dealers, mortgage REITs, investment management companies, and other financial institutions expand their activities or enter this field. Increased competition could reduce Opteum's securitization margins if Opteum has to pay a higher price for the long-term funding of these assets. To the extent that Opteum's securitization margins erode, Opteum's results of operations will be negatively impacted.

Geographic concentration of mortgage loans that Opteum originates and we purchase increases our exposure to risks in those areas, especially in California and Florida.

        Over-concentration of loans that Opteum originates and we purchase in any one geographic area increases our exposure to the economic and natural hazard risks associated with that area. Declines in the residential real estate markets in which we are concentrated may reduce the values of the properties collateralizing our mortgages which in turn may increase the risk of delinquency, foreclosure, bankruptcy, or losses from those loans. To the extent that a large number of loans are impaired, Opteum's retained residual interests in securitizations and thus their financial condition and results of operations may be adversely affected.

To the extent that Opteum has a large number of loans in an area affected by a natural disaster, Opteum may suffer losses.

        Standard homeowner insurance policies generally do not provide coverage for natural disasters, such as hurricane Katrina and the ensuing flooding. Furthermore, nonconforming borrowers are not likely to have special hazard insurance. To the extent that borrowers do not have insurance coverage for natural disasters, they may not be able to repair the property or may stop paying their mortgages if the property is damaged. A natural disaster that results in a significant number of delinquencies could cause increased foreclosures and decrease Opteum's ability to recover losses on properties affected by such disasters and could harm Opteum's retained residual interests in securitizations and thus Opteum's financial condition and results of operations.

Differences in Opteum's actual experience compared to the assumptions that Opteum uses to determine the value of its mortgage securities held as available-for-sale could adversely affect Opteum's financial position.

        Currently, Opteum's securitization of mortgage loans are structured to be treated as sales for financial reporting purposes and, therefore, result in gain recognition at closing. Delinquency, loss, prepayment and discount rate assumptions have a material impact on the amount of gain recognized and on the carrying value of the retained mortgage securities held as available-for-sale (where applicable). The gain on sale method of accounting may create volatile earnings in certain environments, including when loan securitizations are not completed on a consistent schedule. If Opteum's actual experience differs materially from the assumptions that it uses to determine the value of its mortgage securities held as available-for-sale, future cash flows, and results of operations could be negatively affected.

Changes in accounting standards might cause Opteum to alter the way it structures or accounts for securitizations.

        Changes could be made to the current accounting standards which could affect the way Opteum structures or accounts for securitizations. For example, if changes were made in the types of transactions eligible for gain on sale treatment, Opteum may have to change the way it accounts for securitizations, which may harm Opteum's results of operations or financial condition.

CAUTIONARY STATEMENTS

        Certain statements in this prospectus and the documents that are incorporated by reference herein contain forward-looking statements. When used in this prospectus, the words "anticipate," "believe," "estimate," "expect" and similar expressions are generally intended to identify forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, among others:

  •
  changes in prepayment rates on the mortgage loans securing MBS;

  •
  changes in our industry, interest rates or general economic and business conditions;

  •
  industry and market trends;

  •
  availability of investment assets;

  •
  our ability to use borrowings to finance our assets;

  •
  the degree and nature of competition;

  •
  changes in business strategy or development plans;

  •
  our ability to maintain our qualification as a REIT for U.S. federal income tax purposes;

  •
  availability, terms and deployment of capital;

  •
  availability of qualified personnel;

  •
  changes in, or the failure or inability to comply with, government laws and regulations;

  •
  the impact of technology on our operations and business; and

  •
  performance of our employees.

        These forward-looking statements are based on our current beliefs, assumptions and expectations, taking into account information that we reasonably believe to be reliable. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectation with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

USE OF PROCEEDS

        We will not receive any of the proceeds from sales of our Class A Common Stock by selling stockholders. All costs and expenses incurred in connection with the registration under the Securities Act of 1933, as amended, or the Securities Act, of any offering will be paid by us, other than any brokerage fees and commissions, fees and disbursements of legal counsel for the selling stockholders and share transfer and other taxes attributable to the sale of the shares, which will be paid by the selling stockholders.

SELLING STOCKHOLDERS

        The stockholders named below or their pledgees, donees, transferees or other successors in interest who we collectively refer to in this prospectus as selling stockholders, may from time to time offer and sell any and all shares of their Class A Common Stock offered under this prospectus.

        The following table names each stockholder who may sell shares pursuant to this prospectus and presents information with respect to each such stockholder's beneficial ownership of our shares. We do not know which (if any) of the stockholders named below actually will offer to sell shares pursuant to this prospectus, or the number of shares that each of them will offer. The number of shares, if any, to be offered by each named stockholder and the amount and percentage of Class A Common Stock to be owned by each selling stockholder following any offering made pursuant to this prospectus will be disclosed in the prospectus supplement issued in respect of that offering.

        For the purpose of the presentation below, beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Class A Common Stock that could be issued upon the exercise of outstanding options and warrants held by that person that are currently exercisable or exercisable within 60 days of December 27, 2005 are treated as outstanding. These shares, however, are not treated as outstanding when computing the percentage ownership of any other person. The percentage of shares beneficially owned has been calculated on the basis of the 23,806,942 shares of our Class A Common Stock that were outstanding as of December 27, 2005.

Shares Beneficially Owned as of December 27, 2005

Name of Selling Stockholders	Number of Shares Beneficially Owned Prior to the Offering	Percent	Shares Being Registered Hereby	Percentage Beneficial Ownership After the Offering(1)
Akin, Thomas	100,000	*	100,000	—
Akin, Thomas B. IRA	60,000	*	60,000	—
Alpha US Sub Fund I, LLC(2)	60,622	*	60,622	—
American Physicians Assurance Corp.	10,000	*	10,000	—
Andrews, Daniel and Barbara	3,400	*	3,400	—
Axia Offshore Partners, Ltd.(3)	47,101	*	47,101	—
Axia Partners, LP(4)	78,592	*	78,592	—
Axia Partners Qualified, LP(5)	147,018	*	147,018	—
Becker, Deborah S.	3,000	*	3,000	—
Becker, Jack	2,000	*	2,000	—
Behrens, Diane	3,350	*	3,350	—
Benchmark Partners LP(6)	70,000	*	70,000	—
Ben-David, Aliza and Roni	20,000	*	20,000	—
Bespolka, Kevin L.(7)	53,207	*	53,207	—
Bespolka, Kevin L. IRA(7)	8,000	*	8,000	—
Bespolka, Lars C.	6,667	*	6,667	—
Bonanno, Francis A.	1,930	*	1,930	—
Boston Partners	315,000	1.3%	315,000	—
Brady, Eubel	341,660	1.4%	341,660	—
Calev, Beatrice	3,000	*	3,000	—
Callender, Robert E.	4,000	*	4,000	—
Cauley, Robert E.(8)	139,453	*	139,453	—
Cauley, Robert E. IRA	2,500	*	2,500	—
Chase, Saul and Ingrid (JtWros)	15,000	*	15,000	—
Cohen, Renee D.	1,000	*	1,000	—
Coventry Mfg. Co. Inc. Retirement Trust & Profit Sharing Plan DTD 7/5/02	3,500	*	3,500	—
Czernik, Edward J	3,350	*	3,350	—

Davis, George A.	3,000	*	3,000	—
Davis, Malcolm	1,700	*	1,700	—
Davis, Sarah R. UGMA/CT(9)	3,000	*	3,000	—
Dinkin, Larry and Jane (JtWros)	8,000	*	8,000	—
DiPaolo, Lorraine and Gordon	20,000	*	20,000	—
Dolphin Offshore Partners L.P.(10)	66,666	*	66,666	—
Dvorak, James	3,500	*	3,500	—
Dynex Capital, Inc.	200,000	*	200,000	—
EBS Asset Management(11)	405,070	1.7%	405,070	—
Eidelman, David R. and Rachel R.	4,000	*	4,000	—
Fagan—Gotham Asset Management LP	800,000	3.4%	800,000	—
Fagan, Laura IRA	100,000	*	100,000	—
Fagan, William IRA	100,000	*	100,000	—
FCA	30,000	*	30,000	—
Ferrari, Frank M. IRA	3,000	*	3,000	—
First Commonwealth Mortgage Trust(12)	10,000	*	10,000	—
Five Corners Partners, L.P.(13)	15,000	*	15,000	—
Five Point Investors	10,000	*	10,000	—
Flagstone Securities, LLC(14)	469,388	2.0%	469,388	—
Frager, Norman Revocable Trust U/A 1/9/97	5,000	*	5,000	—
Fraser, John B. STD IRA	20,000	*	20,000	—
Gallo, Ray E.	720	*	720	—
Garfinkel, Barry	7,000	*	7,000	—
Global REIT LP(15)	10,000	*	10,000	—
Golding, Jay H.	3,333	*	3,333	—
Griffin, Charles W.	3,000	*	3,000	—
Haveson, Stephen PC Retirement Plan 11/1/79	7,000	*	7,000	—
Hendricks, Alexandra M. UGIF	5,860	*	5,860	—
Hendricks, Jennifer M.	5,860	*	5,860	—
Hendricks, John K. Revocable Trust	8,367	*	8,367	—
Hendricks, Maureen A.(16)	12,815	*	12,815	—
Hendricks, Maureen A. Revocable Trust(16)	8,367	*	8,367	—
Hendricks, Katherine E. UGIF	5,860	*	5,860	—
Hershaft, Judith	3,700	*	3,700	—
Hilbrink Family Revocable Trust U/A 5/2/04	740	*	740	—
Holender, Zeev	10,000	*	10,000	—
HG Holdings, LTD.(17)	397,046	1.7%	397,046	—
Hunter Global Investors Fund I LP(17)	266,142	1.1%	266,142	—
HG Holdings II Ltd.(17)	67,812	*	67,812	—
Kaplan, Jason(18)	449,220	1.9	1,220	1.9
Kaplan, Philip G. and Judith A.	3,000	*	3,000	—
Karam, Edmund and Barbara	3,000	*	3,000	—
Karam, Lawrence and Karen	1,700	*	1,700	—
Kensington Investment Group(19)	655,000	2.8%	655,000	—
Kerr, Douglas and Walter, Joan	3,000	*	3,000	—
Klebanoff, Howard M. Sep IRA	5,000	*	5,000	—
Klebanoff, Sandra IRA/RO	5,000	*	5,000	—
Kogan, Stanley J. PC Profit Sharing Plan	4,000	*	4,000	—
Kornfeld, William F. Jr.	10,000	*	10,000	—
Kranzberg, Kenneth IRA	3,500	*	3,500	—
Kranzberg, Kenneth Trust U/A 2/10/1989	3,500	*	3,500	—
Krivitsky, David	5,000	*	5,000	—
L&R Sales Assoc. Pension Plan(20)	2,000	*	2,000	—
L&R Sales Assoc. Inc. Profit Sharing Plan(21)	2,000	*	2,000	—

L&S Partners I, LLC(22)	66,667	*	66,667	—
Long, George A.	10,000	*	10,000	—
Mallery, Stephany S. IRA	2,000	*	2,000	—
Mallery, William H. IRA	3,000	*	3,000	—
Marciano Financial Holdings II, LLC(23)	67,000	*	67,000	—
McDonnell, Jeffrey Revocable Trust	6,666	*	6,666	—
Mittler, Elliot H.	7,000	*	7,000	—
Mittler, Rosalind	3,000	*	3,000	—
Montgomery, Cary and Karen	15,000	*	15,000	—
Mortenson, W. Christopher(24)	9,266	*	9,266	—
Mutual Financial Services Fund	599,667	2.5%	599,667	—
Mykytyn, Eve Z. IRA	10,000	*	10,000	—
Mykytyn, Dennis J.	10,000	*	10,000	—
Nachman, Wendy	3,000	*	3,000	—
North American Communities Foundation Inc.	10,000	*	10,000	—
Ortale, Buford H.(25)	132,207	*	132,207	—
The Ortale Family Foundation(25)	10,000	*	10,000	—
Pall, Olivia M.	4,000	*	4,000	—
Pall, Olivia M. IRA	3,000	*	3,000	—
Pedowitz, Mark	1,600	*	1,600	—
Pluard, Anna	3,334	*	3,334	—
Powers, Christopher L.	3,000	*	3,000	—
Present, Daniel H. and Chapman, Mark L. Target Benefit Plan Dtd 1/1/98	7,000	*	7,000	—
Present, Daniel H. and Chapman, Mark L. PC P/SIP & Trust Dtd 1/1/98	10,000	*	10,000	—
Putnam, Sarah R.	17,000	*	17,000	—
Rapp, Fred P. Trust A U/A Dated 12/21/77	7,000	*	7,000	—
Rapp, Fred P. Trust B U/A Dated 12/21/77	21,000	*	21,000	—
RDV Capital Management LP	158,343	*	158,343	—
Redmond, Sandford	10,000	*	10,000	—
Refowitz, Ellen MacDonald	2,000	*	2,000	—
Refowitz, Robert M.	5,000	*	5,000	—
Refowitz, Robert M. IRA	5,000	*	5,000	—
Resnikoff, Sheila	7,000	*	7,000	—
Rubin, Leonard and Rommie	2,000	*	2,000	—
Rubin, Peter H.	6,000	*	6,000	—
Schnipper, Jeffrey	14,000	*	14,000	—
Schwartz Family Trust(26)	2,000	*	2,000	—
Scroope, John and Elizabeth JtWros	2,000	*	2,000	—
Scroope, John F. P/S/P Dtd 9/18/91	5,000	*	5,000	—
Seidman, Maynard J.	1,667	*	1,667	—
Sexton, Kevin, W.	10,000	*	10,000	—
Siderow, Neil H.	2,000	*	2,000	—
Silver Capital Management, LLC(27)	25,000	*	25,000	—
Simcha, Laden	3,000	*	3,000	—
Simon, Moshe J. Hasida	1,700	*	1,700	—
Simon, Sigalit and Nevat	1,700	*	1,700	—
Sloman, Jr., James	10,000	*	10,000	—
Smith, William G.	1,700	*	1,700	—
Smith II, Robert B.	6,666	*	6,666	—
Stone, Robert S.	4,000	*	4,000	—
Sunderland, Ronald IRA	7,000	*	7,000	—
Swartz Family Holdings(28)	2,000	*	2,000	—
Talkot Crossover Fund, L.P.(29)	330,000	1.4%	330,000	—
TIAA/CREF	270,000	1.1%	270,000	—
Wasatch Advisors, Inc.(30)	754,375	3.2%	754,375	—

Weingart Family Trust(30) 10,000	10,000	*	10,000	—
Weingarten, Morris 3,200	3,200	*	3,200	—
Weisler, Nathaniel & Janice JtWros	8,000	*	8,000	—
Weitz Funds-Value Fund(31)	250,000	1.1%	250,000	—
Weitz Funds-Hickory Fund(32)	400,000	1.7%	400,000	—
Wellington Management Company, LLP(33)	965,000	4.1%	965,000	—
Willis, Jack	3,300	*	3,300	—
Zimmer, Carolyn M. U.G.M.A.-Acc't(34)	3,100	*	3,100	—
Zimmer, Isabella L. U.G.M.A.-Acc't(34)	3,100	*	3,100	—
Zimmer, Jeffrey J.(35)	295,216	1.2%	295,216	—
Zimmer, Jeffrey J. IRA	1,623	*	1,623	—
Zimmer, Suzan	440	*	440	—
Zorn Foundation(36)	7,000	*	7,000	—
Richard L. Zorn IRA	7,000	*	7,000	—
Zukowski, Gerald S	6,667	*	6,667	—
Totals	10,413,630	33.6%	9,965,620	1.9%

*
Less than 1%.

(1)
Assumes that all shares of Class A Common Stock being registered hereby are sold, although the selling stockholders are not obligated to sell any such shares of Class A Common Stock.

(2)
Raymond Garea, as the Chief Executive Officer of Axia Capital Management LLC, controls the shares held by Alpha US Sub Fund I, LLC.

(3)
Raymond Garea, as the Chief Executive Officer of Axia Capital Management LLC, controls the shares held by Axia Offshore Partners Ltd.

(4)
Raymond Garea, as the Chief Executive Officer of Axia Capital Management LLC, controls the shares held by Axia Partners, LP.

(5)
Raymond Garea, as the Chief Executive Officer of Axia Capital Management LLC, controls the shares held by Axia Partners Qualified LP.

(6)
Lorraine DiPaolo and Richard Whitman control the shares held by Benchmark Partners, L.P.

(7)
Mr. Bespolka is a member of our board of directors.

(8)
Mr. Cauley is our Chief Financial Officer and a member of our board of directors. The amount being registered hereby includes 111,786 shares of Class A Common Stock receivable upon conversion of 111,786 shares of Class B Common Stock.

(9)
George A. Davis controls the shares held by the Sarah R. Davis UGMA/CT.

(10)
Dolphin Offshore Partners, L.P. is an unregistered private investment Delaware investment partnership, the sole managing partner of which is Dolphin Management, Inc. Peter E. Salas, as the President and controlling partner of Dolphin Management, Inc., controls the shares held by Dolphin Offshore Partners, L.P.

(11)
The amount represents shares held through various accounts.

(12)
Ken McGraw, as Chairman and President, and Robert Messer, as Executive Vice President of First Commonwealth Mortgage Trust, control the shares held by First Commonwealth Mortgage Trust.

(13)
Five Corners Partners is a subsidiary of Hoefer and Arnett Capital Management. Kevin Daly, as the manager of Five Corner Partners, controls the shares held by Five Corners Partners.

(14)
This selling stockholder had a material relationship with us within the past three years; it was the placement agent in our private placements and was the managing underwriter of our initial public offering. Flagstone Securities, LLC is registered under the Securities Exchange Act of 1934 as a broker-dealer. Flagstone Securities, LLC is a wholly-owned subsidiary of Flagstone Capital, LLC. John Webb, as managing member of Flagstone Capital, LLC, controls the shares held by Flagstone Securities, LLC. The amount includes 319,388 shares of Class A Common Stock receivable upon conversion of Class C Common Stock.

(15)
Rob Scharar, as the President of Global REIT L.P., controls the shares held by Global REIT L.P.

(16)
Ms. Hendricks is a member of our board of directors.

(17)
Duke Buchan III, the President and Chief Investment Officer of Hunter Global Investors, has voting and investment power over the shares beneficially owned by HG Holdings, Ltd., Hunter Global Investors Fund I LP and HG Holdings II Ltd. The foregoing should not be construed in and of itself as an admission by Mr. Buchan of beneficial ownership of the shares.

(18)
Mr. Kaplan is a member of our board of directors.

(19)
The amount being registered hereby represents 4,000 shares held by Archon Partners LP; 7,000 shares held by Condor Partners LP; 9,000 shares held by Kensington Realty Income Fund LP and 55,000 shares held by Kensington Investment Group. Kensington Investment Group acts as the advisor and Paul Gray is the portfolio manager of Archon Partners LP, Condor Partners LP and Kensington Realty Income Fund LP. The amount also represents 580,000 shares held by Kensington Strategic Realty Fund which has represented to us that it is a public reporting entity.

(20)
Leonard Rubin, as trustee, controls the shares held by the L&R Sales Assoc. Pension Plan.

(21)
Leonard Rubin, as trustee, controls the shares held by the L&R Sales Assoc. Inc. Profit Sharing Plan.

(22)
A. Michael Lipper and Zuheir Sofia control the shares held in L&S Partners I, LLC.

(23)
Both Maurice Marciano and Paul Marciano control the shares held by Marciano Financial Holdings II, LLC.

(24)
Mr. Mortenson is a member of our board of directors.

(25)
Mr. Ortale is a member of our board of directors and controls the shares held by the Ortale Family Foundation.

(26)
Martin Schwartz controls the shares held by the Schwartz Family Trust.

(27)
Silver Capital Management LLC is an investment company registered under the Investment Company Act of 1940.

(28)
Inez Swartz controls the shares held by Swartz Family Holdings.

(29)
Talkot Crossover Fund, L.P., is an investment partnership managed by Talkot Capital, LLC. Thomas B. Akin as the Managing General Partner of the Talkot Crossover Fund, L.P. and Managing Director of Talkot Capital, LLC, controls the shares held by Talkot Crossover Fund, L.P.

(30)
The amount represents 657,675 shares held by Wasatch Core Growth Fund, 88,950 registered shares held by Wasatch Micro Cap Fund, 1,300 registered shares held by O'Malley Seidler Partners Small Cap Growth Fund L.P. and 6,450 registered shares held by various separate accounts.

(31)
John B. and Ellen L. Weingart control the shares held by the Weingart Family Trust.

(32)
The Weitz Funds are investment companies registered under the Investment Company Act of 1940.

(33)
Wellington Management Company, LLP is an investment adviser registered under the Investment Advisers Act of 1940, as amended.

(34)
Jeffrey J. Zimmer controls the shares held by the Carolyn M. Zimmer U.G.M.A.-Account and the Isabella L. Zimmer U.G.M.A.-Account. Mr. Zimmer is our President, Chief Executive Officer and Chairman of our board of directors.

(35)
Mr. Zimmer is our President, Chief Executive Officer and Chairman of our board of directors. The amount being registered hereby includes 207,602 shares of Class A Common Stock receivable upon conversion of 207,602 shares of Class B Common Stock.

(36)
Richard L. Zorn controls the shares held by the Zorn Foundation.

DESCRIPTION OF CAPITAL STOCK

        The following summary description of our capital stock contains the material terms of our capital stock and is subject to and qualified in its entirety by reference to our charter and our bylaws and any amendments thereto, copies of which are attached as exhibits to the registration statement of which this prospectus forms a part.

Common Stock

General

        Our charter provides that we may issue up to 100,000,000 shares of our common stock, $0.001 par value per share, and up to 10,000,000 shares of preferred stock, $0.001 par value per share. Under Maryland law, stockholders generally are not liable for the corporation's debts or obligations.

        Of the 100,000,000 shares of common stock we may issue under our charter, 98,000,000 shares have been designated as Class A Common Stock, 1,000,000 shares have been designated as Class B Common Stock and 1,000,000 shares have been designated as Class C Common Stock. All shares of our Class A Common Stock registered hereby will be duly authorized and, upon our receipt of the full consideration therefor, will be fully paid and non-assessable. Holders of our shares of common stock have no sinking fund or redemption rights and have no preemptive rights to subscribe for any of our securities. On December 27, 2005, we had 23,806,942 shares of Class A Common Stock, 319,388 shares of Class B Common Stock and 319,388 shares of Class C Common Stock outstanding.

        Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter, unless a lesser percentage (but not fewer than a majority of all of the votes entitled to be cast by the stockholders on the matter) is set forth in the corporation's charter. Our charter provides that any such action shall be effective and valid if taken or authorized by our stockholders by the affirmative vote of a majority of all the votes entitled to be cast on the matter, except that amendments to the provisions of our charter relating to the removal of directors must be approved by our stockholders by the affirmative vote of at least two-thirds of the votes entitled to be cast on the matter.

Class A Common Stock

        Each outstanding share of Class A Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. Holders of shares of our Class A Common Stock are not entitled to cumulate their votes in the election of directors.

        Subject to the preferential rights of any other class or series of stock and to the provisions of our charter regarding ownership limitations, holders of shares of our Class A Common Stock are entitled to receive dividends on such stock if, as and when authorized and declared by our board of directors out of assets legally available therefor.

Class B Common Stock

        Of the 1,000,000 shares of our Class B Common Stock authorized for issuance under our charter, 319,388 shares were purchased by our founders, Messrs. Zimmer and Cauley, in October 2003.

        Each outstanding share of Class B Common Stock entitles the holder to one vote on all matters submitted to a vote of common stockholders, including the election of directors. Holders of our shares of Class B Common Stock are not entitled to cumulate their votes in the election of directors. Holders of our shares of Class A Common Stock and Class B Common Stock vote together as one class in all matters, except that any matters which would adversely affect the rights and preferences of Class B Common Stock as a separate class require a separate approval by holders of a majority of the outstanding shares of our Class B Common Stock.

        Holders of our shares of Class B Common Stock are entitled to receive dividends on each share of Class B Common Stock in an amount equal to the dividends declared on each share of Class A Common Stock if, as and when authorized and declared by our board of directors out of assets legally available therefor.

Class C Common Stock

        Of the 1,000,000 shares of our Class C Common Stock authorized for issuance under our charter, 319,388 were purchased by Flagstone Securities, LLC in October 2003.

        No dividends will be paid on the Class C Common Stock. Holders of shares of our Class C Common Stock are not entitled to vote on any matter submitted to a vote of stockholders, including the election of directors, except that any matters that would adversely affect the rights and privileges of the Class C Common Stock as a separate class require the approval of a majority of the Class C Common Stock.

Liquidation Rights

        As used herein, "Class A Common Stock Per Share Preference Amount" means $15.00, adjusted equitably for any stock splits, stock combinations, stock dividends or the like.

        In the event of any voluntary or involuntary liquidation, dissolution or winding up of our company, after payment or adequate provision for all known debts, liabilities and preference amounts payable on any preferred stock outstanding, including the 1,800,000 shares of Class A Redeemable Preferred Stock, liquidation proceeds shall be allocated as follows:

  (i)
  first, to each share of Class A Common Stock outstanding, the Class A Common Stock Per Share Preference Amount;

  (ii)
  second, (x) to each share of Class B Common Stock outstanding, its pro rata share of $1.9 million, less the aggregate Class A Common Stock Per Share Preference Amount with respect to shares of Class A Common Stock issued on conversion of Class B Common Stock (such amount being the "Class B Common Stock Per Share Preference Amount") and (y) to each share of Class C Common Stock outstanding, its pro rata share of $1.9 million, less the aggregate Class A Common Stock Per Share Preference Amount with respect to shares of Class A Common Stock issued on conversion of Class C Common Stock (such amount being the "Class C Common Stock Per Share Preference Amount"); and

  (iii)
  finally, any excess pro rata on a share for share basis to holders of our common stock outstanding.

        Whenever funds are insufficient to pay in full the applicable Class A Common Stock Per Share Preference Amount, the available funds shall be allocated ratably among the shares of Class A Common Stock. Whenever funds are insufficient to pay in full the applicable Class B Common Stock Per Share Preference Amount and the Class C Common Stock Per Share Preference Amount, the available funds shall be allocated ratably in accordance with the amount owing to the shares of Class B Common Stock and Class C Common Stock under (ii) above.

Conversion of the Class B Common Stock and Class C Common Stock

        Each share of Class B Common Stock shall automatically be converted into one share of Class A Common Stock on the first day of the fiscal quarter following the fiscal quarter during which our board of directors shall have been notified that, as of the end of such fiscal quarter, the stockholders' equity attributable to the Class A Common Stock, calculated on a pro forma basis as if conversion of the Class B Common Stock (or portion thereof to be converted) had occurred, and otherwise determined in accordance with GAAP, equals no less than $15.00 per share (adjusted equitably for any stock splits, stock combinations, stock dividends or the like); provided, that the number of shares of Class B Common Stock to be converted into Class A Common Stock in any quarter shall not exceed an amount that will cause the stockholders' equity attributable to the Class A Common Stock calculated as set forth above to be less than $15.00 per share; provided further, that such conversions shall continue to occur until all shares of Class B Common Stock have been converted into shares of Class A Common Stock.

        Each share of Class C Common Stock shall automatically be converted into one share of Class A Common Stock on the first day of the fiscal quarter following the fiscal quarter during which our board of directors shall have been notified that, as of the end of such fiscal quarter, the stockholders' equity attributable to the Class A Common Stock, calculated on a pro forma basis as if conversion of the Class C Common Stock had occurred and giving effect to the conversion of all of the shares of Class B Common Stock as of such date, and otherwise determined in accordance with GAAP, equals no less than $15.00 per share (adjusted equitably for any stock splits, stock combinations, stock dividends or the like); provided, that the number of shares of Class C Common Stock to be converted into Class A Common Stock shall not exceed an amount that will cause the stockholders' equity attributable to the Class A Common Stock calculated as set forth above to be less than $15.00 per share; and provided further, that such conversions shall continue to occur until all shares of Class C Common Stock have been converted into shares of Class A Common Stock.

        Following such conversions, all authorized shares of Class B Common Stock and Class C Common Stock so converted shall be cancelled and become authorized but unissued shares of Class A Common Stock.

Stockholder Liability

        Maryland law provides that no stockholder shall be personally liable for our acts and obligations and that our funds and property shall be the only recourse for these acts or obligations.

Preferred Stock

General

        Our charter authorizes our board of directors to classify any unissued shares of preferred stock and to reclassify any previously classified but unissued shares of any series of preferred stock previously authorized by our board of directors. Prior to issuance of shares of each class or series of preferred stock, our board is required by the MGCL and our charter to fix the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such class or series. Thus, our board could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change of control that might involve a premium price for holders of our common stock or otherwise be in their best interest. Pursuant to our articles supplementary, effective November 3, 2005, and by resolutions adopted on September 29, 2005, our board of directors classified and designated 1,800,000 shares of the authorized but unissued preferred stock, $0.001 par value, as Class A Redeemable Preferred Stock and 2,000,000 shares of the authorized but unissued preferred stock as Class B Redeemable Preferred Stock. As of the date of this prospectus, we issued 1,800,000 shares of Class A Redeemable Preferred Stock. We have no present plans to issue any additional preferred stock other than an amount not to exceed $17.5 million worth of redeemable preferred stock that stockholders of Opteum may be eligible to receive over the next five years, pursuant to the merger agreement with Opteum. Our Class A Redeemable Preferred Stock and Class B Redeemable Preferred Stock rank equal to each other and shall have the same preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms; provided, however that the redemption provisions of the Class A Redeemable Preferred Stock and the Class B Redeemable Preferred Stock differ.

Class A Redeemable Preferred Stock and Class B Redeemable Preferred Stock

        Each outstanding share of Class A Redeemable Preferred Stock and Class B Redeemable Preferred Stock shall have one-fifth of a vote on all matters submitted to a vote of stockholders (or such lesser fraction of a vote as would be required to comply with the rules and regulations of the NYSE relating to our right to issue securities without obtaining a stockholder vote). Holders of shares of preferred stock shall vote together with holders of shares of common stock as one class in all matters that would be subject to a vote of stockholders.

        If the Class A Redeemable Preferred Stock has not been converted into Class A Common Stock on or before December 31, 2009, then a holder of Class A Redeemable Preferred Stock shall have the right to have his or her shares of Class A Redeemable Preferred stock redeemed in whole or in part at any time and from time to time, at a redemption price per share equal to $24.00 plus all dividends declared and unpaid on such shares to the date of such redemption, subject to certain limitations found in our articles supplementary.

        Except in connection with a merger transaction, as defined in our amended charter, shares of the Class B Redeemable Preferred Stock are not redeemable prior to the date that is five years from the date of the issuance of such shares. On or after the date that is five year from the date of issuance, a holder of Class B Redeemable Preferred Stock can redeem his or her shares of Class B Redeemable Preferred Stock in whole or in part at any time and from time to time at a redemption price per share equal to the average daily closing price for the Series A Common Stock on the NYSE for the ten trading day period ending on the trading day immediately preceding the date of issuance of such Class B Redeemable Preferred Stock, plus all dividends declared and unpaid on such Class B Preferred Stock from the date of the original issuance of such stock to the date of such redemption.

        Holders of shares of our preferred stock cannot receive or accrue dividend payments prior to January 1, 2006. After January 1, 2006 and prior to March 31, 2006, holders are entitled to receive dividends according to the formula described in our articles supplementary. On or after March 31, 2006, holders of shares of our preferred stock are entitled to receive dividends in the same amount and at the same times as dividends are paid on each share of Class A Common Stock if, as and when authorized and declared by our board of directors out of assets legally available therefor.

Liquidation Rights

        As used herein, the term "Class A Redeemable Preferred Stock Per Share Preference Amount" shall mean $24.00, adjusted equitably for any stock splits, stock combinations, stock dividends or the like.

        In the event of any involuntary liquidation, dissolution or winding up of our company, after payment or adequate provision for all known debts and liabilities, and subject to the preferential rights of the holders of any stock senior to Class A Redeemable Preferred Stock, liquidation proceeds shall be allocated to the holders of Class A Redeemable Preferred Stock or to holders of stock on parity with Class A Redeemable Preferred Stock.

        Whenever funds are insufficient to pay in full the applicable Class A Redeemable Preferred Stock Per Share Preference Amount, the available funds shall be allocated ratably among the holders of Class A Redeemable Preferred Stock and to holders of stock on parity with such stock.

Conversion of Class A Redeemable Preferred Stock and Class B Redeemable Preferred Stock

        Pursuant to our articles supplementary, the shares of our Class A Redeemable Preferred Stock will convert into shares of shares of our Class A Common Stock at such time as such conversion is approved by the requisite number of stockholders. In addition, our Class B Redeemable Preferred Stock will convert into shares of our Class A Common Stock at such time as such conversion is approved by the requisite number of stockholders.

        If there is a merger transaction with out first converting the Class A Redeemable Preferred Stock into Class A Common Stock in accordance with the provisions of our articles supplementary, the Class A Redeemable Preferred Stock shall automatically be redeemed by the Corporation and the merger transaction shall not be effected unless on or before the closing of such merger transaction all of the shares of Class A Redeemable Preferred Stock are redeemed at a redemption price per share in cash equal to $31.50 plus all declared and unpaid dividends.

Power to Issue Additional Shares of Common Stock and Preferred Stock

        We believe that the power of our board of directors to issue additional authorized but unissued shares of our common stock or preferred stock will provide us with increased flexibility in making investment acquisitions and in meeting other needs which might arise. The additional shares of our common stock and preferred stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded.

Ownership Limitations

        Our charter, subject to certain exceptions, contains certain restrictions on the number of shares of our stock that a person may own. Our charter contains a stock ownership limit that prohibits any person from acquiring or holding, directly or indirectly, applying attribution rules under the Internal Revenue Code, shares of stock in excess of 9.8% of the total number or value of the outstanding shares of our common stock, whichever is more restrictive, or our stock in the aggregate. Our charter further prohibits (i) any person from beneficially or constructively owning shares of our stock that would result in us being "closely held" under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT, and (ii) any person from transferring shares of our stock if such transfer would result in shares of our stock being owned by fewer than 100 persons. Our board of directors, in its sole discretion, may exempt a person from the stock ownership limit. However, our board of directors may not grant such an exemption to any person whose ownership, direct or indirect, of an excess of 9.8% of the number or value of the outstanding shares of our stock (whichever is more restrictive) would result in us being "closely held" within the meaning of Section 856(h) of the Internal Revenue Code or otherwise would result in us failing to qualify as a REIT. The person seeking an exemption must represent to the satisfaction of our board of directors that it will not violate the aforementioned restriction. The person also must agree that any violation or attempted violation of any of the foregoing restrictions will result in the automatic transfer of the shares of stock causing such violation to the trust (as defined below). Our board of directors may require a ruling from the IRS or an opinion of counsel, in either case in form and substance satisfactory to our board of directors in its sole discretion, to determine or ensure our qualification as a REIT.

        Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our stock that will or may violate any of the foregoing restrictions on transferability and ownership, or any person who would have owned shares of our stock that resulted in a transfer of shares to the trust in the manner described below, will be required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on us.

        If any transfer of shares of our stock occurs which, if effective, would result in any person beneficially or constructively owning shares of our stock in excess or in violation of the above transfer or ownership limitations, then that number of shares of our stock the beneficial or constructive ownership of which otherwise would cause such person to violate such limitations (rounded to the nearest whole share) shall be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the prohibited owner shall not acquire any rights in such shares. Such automatic transfer shall be deemed to be effective as of the close of business on the business day prior to the date of such violative transfer. Shares of stock held in the trust shall be issued and outstanding shares of our stock. The prohibited owner shall not benefit economically from ownership of any shares of stock held in the trust, shall have no rights to dividends and shall not possess any rights to vote or other rights attributable to the shares of stock held in the trust. The trustee of the trust shall have all voting rights and rights to dividends or other distributions with respect to shares of stock held in the trust, which rights shall be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to the discovery by us that shares of stock have been transferred to the trustee shall be paid by the recipient of such dividend or distribution to the trustee upon demand, and any dividend or other distribution authorized but unpaid shall be paid when due to the trustee. Any dividend or distribution so paid to the trustee shall be held in trust for the charitable beneficiary. The prohibited owner shall have no voting rights with respect to shares of stock held in the trust and, subject to Maryland law, effective as of the date that such shares of stock have been transferred to the trust, the trustee shall have the authority (at the trustee's sole discretion) (i) to rescind as void any vote cast by a prohibited owner prior to the discovery by us that such shares have been transferred to the trust, and (ii) to recast such vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee shall not have the authority to rescind and recast such vote.

        Within 20 days after receiving notice from us that shares of our stock have been transferred to the trust, the trustee shall sell the shares of stock held in the trust to a person, whose ownership of the shares will not violate any of the ownership limitations set forth in our charter. Upon such sale, the interest of the charitable beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the prohibited owner and to the charitable beneficiary as follows. The prohibited owner shall receive the lesser of (i) the price paid by the prohibited owner for the shares or, if the prohibited owner did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other such transaction), the market price, as defined in our charter, of such shares on the day of the event causing the shares to be held in the trust and (ii) the price per share received by the trustee from the sale or other disposition of the shares held in the trust, in each case reduced by the costs incurred to enforce the ownership limits as to the shares in question. Any net sale proceeds in excess of the amount payable to the prohibited owner shall be paid immediately to the charitable beneficiary. If, prior to the discovery by us that shares of our stock have been transferred to the trust, such shares are sold by a prohibited owner, then (i) such shares shall be deemed to have been sold on behalf of the trust and (ii) to the extent that the prohibited owner received an amount for such shares that exceeds the amount that such prohibited owner was entitled to receive pursuant to the aforementioned requirement, such excess shall be paid to the trustee upon demand.

        In addition, shares of our stock held in the trust shall be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the trust (or, in the case of a devise or gift, the market price at the time of such devise or gift) and (ii) the market price on the date we, or our designee, accept such offer. We shall have the right to accept such offer until the trustee has sold the shares of stock held in the trust. Upon such a sale to us, the interest of the charitable beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the prohibited owner.

        All certificates representing shares of our common stock and preferred stock, if issued, will bear a legend referring to the restrictions described above.

        Every record holder of 0.5% or more (or such other percentage as required by the Internal Revenue Code and the related Treasury regulations) of all classes or series of our stock, including shares of our common stock on any dividend record date during each taxable year, within 30 days after the end of the taxable year, shall be required to give written notice to us stating the name and address of such record holder, the number of shares of each class and series of our stock which the record holder beneficially owns and a description of the manner in which such shares are held. Each such record holder shall provide to us such additional information as we may request in order to determine the effect, if any, of such beneficial ownership on our qualification as a REIT and to ensure compliance with the stock ownership limits. In addition, each record holder shall upon demand be required to provide to us such information as we may reasonably request in order to determine our qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance. We may request such information after every sale, disposition or transfer of our common stock prior to the date a registration statement for such stock becomes effective.

        These ownership limits could delay, defer or prevent a change in control or other transaction of us that might involve a premium price for the Class A Common Stock or otherwise be in the best interest of the stockholders.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company. Their mailing address is 17 Battery Place, New York, New York, 10004. Their telephone number is (212) 845-3200.

CERTAIN PROVISIONS OF MARYLAND LAW AND
OF OUR CHARTER AND BYLAWS

        The following summary of certain provisions of Maryland law and our charter and bylaws contains the material terms of our charter and our bylaws and is subject to, and qualified in its entirety by, reference to Maryland law and to our charter and bylaws.

Classification of Board of Directors

        Our bylaws provide that the number of directors may be established, increased or decreased by our board of directors but may not be fewer than the minimum number required by the MGCL (which currently is one) nor more than fifteen. Any vacancy on our board may be filled by a majority of the remaining directors, even if such a majority constitutes less than a quorum, except that a vacancy resulting from an increase in the number of directors must be filled by a majority of the entire board of directors. Our stockholders may elect a successor to fill a vacancy on our board, which results from the removal of a director. Our bylaws provide that a majority of our board of directors must be independent directors.

        Pursuant to our charter, our board of directors is divided into three classes of directors. Beginning in 2004, directors of each class will be chosen for three-year terms upon the expiration of their current terms and every other year one class of our directors will be elected by our stockholders. We believe that classification of our board of directors will help to assure the continuity and stability of our business strategies and policies as determined by our board of directors. Holders of shares of our common stock will not have the right to cumulative voting in the election of directors. Consequently, at the applicable annual meeting of stockholders, the holders of a majority of the shares of our common stock entitled to vote will be able to elect all of the successors of the class of directors whose terms expire at that meeting.

        The classified board provision could have the effect of making the replacement of incumbent directors more time consuming and difficult. Two separate meetings of stockholders, instead of one, will generally be required to effect a change in a majority of our board of directors. Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions. The staggered terms of directors may delay, defer or prevent a tender offer or an attempt to change control of us, even though a tender offer or change in control might be in the best interest of our stockholders.

Removal of Directors

        Our charter provides that a director may be removed only for cause (as defined in our charter) and only by the affirmative vote of at least two-thirds of the votes entitled to be cast by our stockholders generally in the election of our directors. This provision, when coupled with the provision in our bylaws authorizing our board of directors to fill vacant directorships, will preclude stockholders from removing incumbent directors and filling the vacancies created by such removal with their own nominees except upon the existence of cause for removal and a substantial affirmative vote.

Limitation of Liability and Indemnification

        The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services, or (ii) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision which eliminates such liability to the maximum extent permitted by the MGCL.

        Our charter obligates us, to the maximum extent permitted by Maryland law, to indemnify any person who is or was a party to, or is threatened to be made a party to, any threatened or pending proceeding by reason of the fact that such person is or was a director or officer of our company, or while a director or officer of our company is or was serving, at our request, as a director, officer, agent, partner or trustee of another corporation, partnership, joint venture, limited liability company, trust, real estate investment trust, employee benefit plan or other enterprise. To the maximum extent permitted by Maryland law, the indemnification provided for in our charter shall include expenses (including attorney's fees), judgments, fines and amounts paid in settlement and any such expenses may be paid or reimbursed by us in advance of the final disposition of any such proceeding. Our bylaws also permit us to indemnify and advance expenses to any person who served any of our predecessors in any of the capacities described above and to any employee or agent of us or a predecessor of us.

        The MGCL requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (ii) the director or officer actually received an improper personal benefit in money, property or services, or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (1) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation, and (2) a written undertaking by or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

Maryland Business Combination Act

        The MGCL establishes special requirements for "business combinations" between a Maryland corporation and "interested stockholders" unless exemptions are applicable. An interested stockholder is any person who beneficially owns, directly or indirectly, 10% or more of the voting power of our then-outstanding voting stock or any affiliate or associate who beneficially owned, directly or indirectly, 10% or more of the voting power of our then-outstanding voting stock within the two year period prior to the date in question. Among other things, the law prohibits for a period of five years a merger and other similar transactions between us and an interested stockholder unless our board of directors approved the transaction prior to the party becoming an interested stockholder. The five-year period runs from the most recent date on which the interested stockholder became an interested stockholder. The law also requires a supermajority stockholder vote for these transactions after the end of the five-year period. This means that the transaction must be approved by at least:

  •
  80% of the votes entitled to be cast by holders of outstanding voting shares; and

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  66 2/3% of the votes entitled to be cast by holders of outstanding voting shares other than shares held by the interested stockholder or an affiliate of the interested stockholder with whom the business combination is to be effected.

        Our charter contains a provision exempting us from the provisions of the MGCL relating to business combinations with interested stockholders or affiliates of interested stockholders. However, such resolution can be altered or repealed, in whole or in part, by an amendment to our charter. If such provision is repealed, the business combination statute could have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating these offers, even if our acquisition would be in our stockholders' best interests.

Maryland Control Share Acquisitions Act

        The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror, by officers or by directors who are employees of the corporation. "Control shares" are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-tenth or more, but less than one-third; (ii) one-third or more, but less than a majority; or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

        A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, we may present the question at any stockholders meeting.

        If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the Maryland Control Share Acquisition Act, then, subject to certain conditions and limitations, we may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders' meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. This means that you would be able to force us to redeem your stock for fair value. Under Maryland law, the fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. Furthermore, certain limitations otherwise applicable to the exercise of appraisal rights would not apply in the context of a control share acquisition.

        The control share acquisition statute does not apply (i) to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction, or (ii) to acquisitions approved or exempted by our charter or bylaws of the corporation.

        Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our shares of stock. We cannot assure you that such provision will not be amended or eliminated at any time in the future. If such provision is eliminated, the control share acquisition statute could have the effect of discouraging offers to acquire us and increasing the difficulty of consummating any such offers, even if our acquisition would be in our stockholders' best interests.

Amendment to the Charter

        Except as provided below, our charter, including its provisions on classification of our board of directors, may be amended only if approved by our stockholders by the affirmative vote of not less than a majority of all of the votes entitled to be cast on the matter. Amendments to the provisions of our charter relating to the removal of directors will be required to be approved by our stockholders by the affirmative vote of at least two-thirds of all votes entitled to be cast on the matter.

Dissolution

        Our dissolution must be approved by our stockholders by the affirmative vote of not less than a majority of all of the votes entitled to be cast on the matter.

Advance Notice of Director Nominations and New Business

        Our bylaws provide that with respect to an annual meeting of stockholders, nominations of persons for election to our board of directors and the proposal of business to be considered by stockholders may be made only (i) pursuant to our notice of the meeting, (ii) at the direction of our board of directors, or (iii) by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws.

CLASS A COMMON STOCK AVAILABLE FOR FUTURE SALE

        As of December 27, 2005, we had outstanding 23,806,942 shares of our Class A Common Stock. We also have reserved an additional 3,462,689 shares of our Class A Common Stock for issuance under our 2003 Long Term Incentive Compensation Plan, 506,175 shares for issuance upon exchange of phantom shares that we have issued under our 2003 Long Term Incentive Compensation Plan and 638,776 shares for issuance upon conversion of Class B and Class C Common Stock. We have or will have an effective registration statement covering all shares of our Class A Common Stock issued, reserved for issuance or subject to outstanding options under our 2003 Long Term Incentive Compensation Plan. All 23,806,942 outstanding shares of our Class A Common Stock are or will be available for sale in the public market.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following discussion summarizes the material U.S. federal income tax considerations regarding our qualification and taxation as a REIT and the material U.S. federal income tax consequences resulting from the acquisition, ownership and disposition of our common stock. The following discussion is not exhaustive of all possible tax considerations. This summary neither gives a detailed discussion of any state, local or foreign tax considerations nor discusses all of the aspects of U.S. federal income taxation that may be relevant to a holder of our common stock in light of the stockholder's particular circumstances or, except to the extent discussed under the headings "—Taxation of Tax-Exempt Stockholders," and "—Taxation of Non-United States Stockholders" below, to particular types of stockholders which are subject to special tax rules, including, among others, expatriates, partnerships, grantor trusts, insurance companies, tax-exempt entities, financial institutions or broker-dealers, persons who are not citizens or residents of the United States, stockholders that hold our stock as a hedge, part of a straddle, conversion transaction or other arrangement involving more than one position, or stockholders whose functional currency is not the U.S. dollar. This discussion assumes that an investor will hold our common stock as a "capital asset," which generally means property held for investment under the Internal Revenue Code.

        The information in this summary is based on the Internal Revenue Code, current, temporary and proposed Treasury regulations promulgated under the Internal Revenue Code, the legislative history of the Internal Revenue Code, current administrative interpretations and practices of the IRS and court decisions, all as of the date of this prospectus. The administrative interpretations and practices of the IRS upon which this summary is based include its practices and policies as expressed in private letter rulings which are not binding on the IRS, except with respect to the taxpayers who requested and received such rulings. No assurance can be given that future legislation, Treasury regulations, administrative interpretations and practices and court decisions will not significantly change current law, or adversely affect existing interpretations of existing law, on which the information in this summary is based. Even if there is no change in applicable law, no assurance can be provided that the statements made in the following summary will not be challenged by the IRS or will be sustained by a court if so challenged, and we will not seek a ruling with respect to any part of the information discussed in this summary. This summary is qualified in its entirety by the applicable Internal Revenue Code provisions, Treasury regulations, and administrative and judicial interpretations of the Code.

        INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES TO THEM OF ACQUIRING, HOLDING AND DISPOSING OF OUR CLASS A COMMON STOCK AND THE POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

General

        We are taxed as a REIT under the Internal Revenue Code. We believe that we have been organized and have operated, and intend to continue to be organized and operate, in a manner so as to qualify as a REIT. However, no assurance can be given that we in fact qualify or will remain qualified as a REIT under the Internal Revenue Code. In connection with this prospectus, we expect to receive the opinion of our legal counsel, Clifford Chance US LLP, that commencing with our taxable year ended December 31, 2003, we have been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and our current and proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code. It must be emphasized that this opinion will not be binding on the IRS or any court. In addition, the opinion of our counsel will be based on various assumptions and will be conditioned upon certain representations made by us as to factual matters, including factual representations concerning our business and assets as set forth in this prospectus, and will assume that the actions described in this prospectus are completed in a timely fashion. Our qualification and taxation as a REIT depend on our ability to meet, through actual annual operating results, distribution levels, diversity of stock ownership, and the various other qualification tests imposed under the Internal Revenue Code discussed below, the results of which will not be reviewed by Clifford Chance US LLP. No assurance can be given that our actual results for any particular taxable year will satisfy these requirements. See "—Failure to Qualify as a REIT." In addition, qualification as a REIT depends on future transactions and events that cannot be known at this time.

        So long as we qualify for taxation as a REIT, we generally will be permitted a deduction for dividends we currently distribute to our stockholders. As a result, we generally will not be required to pay U.S. federal income taxes on our net income that is currently distributed to our stockholders. This treatment substantially eliminates the "double taxation" that ordinarily results from investment in a corporation. Double taxation means taxation once at the corporate level when income is earned and once again at the stockholder level when this income is distributed. Even as a REIT, however, we will be required to pay U.S. federal tax, as follows.

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  We will be required to pay tax at regular corporate rates on any undistributed net taxable income, including undistributed net capital gain.

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  We may be subject to the "alternative minimum tax" on our items of tax preference, if any.

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  We will be required to pay a 100% tax on any net income from "prohibited transactions." Prohibited transactions are, in general, sales or other taxable dispositions of property (as described below), other than foreclosure property, held primarily for sale to customers in the ordinary course of business. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business depends on all the facts and circumstances surrounding the particular transaction.

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  If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or leasehold as "foreclosure property," we may thereby avoid (1) the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), and (2) the inclusion of any income from such property not qualifying for purposes of the REIT gross income tests discussed below, but the income from the sale or operation of the property would be subject to U.S. federal corporate income tax at the highest applicable rate (currently 35%).

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  If we fail to satisfy the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintain our qualification as a REIT because certain other requirements are met, we will be subject to a tax equal to the greater of (i) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% gross income test described below, and (ii) the amount by which 95% (90% for taxable years commencing with our taxable years beginning before January 1, 2005) of our gross income exceeds the amount qualifying under the 95% gross income test described below, multiplied by a fraction intended to reflect our profitability.

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  Pursuant to the American Jobs Creation Act of 2004 (the "Act") commencing with our taxable year beginning on January 1, 2005, if we fail to satisfy any of the REIT asset tests, as described below, by more than a de minimis amount, but failure is due to reasonable cause and not willful neglect and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets during the period in which we failed to satisfy the asset tests.

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  Pursuant to the Act, commencing with our taxable year beginning on January 1, 2005, if we fail to satisfy any provision of the Internal Revenue Code that would result in our failure to qualify as a REIT (other than a violation of the REIT gross income or asset tests) and the violation is due to reasonable cause, we may retain our REIT qualification but we will be required to pay a penalty of $50,000 for each such failure.

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  We will be required to pay a 4% excise tax on the excess of the required distribution over the amounts actually distributed if we fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for the year; (ii) 95% of our REIT capital gain net income for the year; and (iii) any undistributed taxable income from prior periods. This distribution requirement is in addition to, and different from, the distribution requirements discussed below in the section entitled "—Annual Distribution Requirements."

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  If we acquire any asset from a corporation which is or has been taxed as a C corporation under the Internal Revenue Code in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation, and we subsequently recognize gain on the disposition of the asset during the 10-year period beginning on the date on which we acquired the asset, then we will be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (i) the fair market value of the asset, over (ii) our adjusted basis in the asset, in each case determined as of the date on which we acquired the asset, or built-in gain. The results described in this paragraph with respect to the recognition of gain will apply unless an election under Treasury regulation Section 1.337(d)-7(c) is made to cause the C corporation to recognize all of the gain inherent in the property at the time of acquisition of the asset.

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  We will generally be subject to tax on the portion of any excess inclusion income derived from an investment in residual interests in REMICs to the extent our stock is held by specified tax-exempt organizations not subject to tax on unrelated business taxable income.

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  We could be subject to a 100% excise tax to the extent our dealings with any taxable REIT subsidiaries we own are not at arm's length.

        In addition, our Opteum subsidiary is treated as a taxable REIT subsidiary. A taxable REIT subsidiary is subject to regular federal, state and local taxation.

Requirements for Qualification as a REIT

        The Internal Revenue Code defines a REIT as a corporation, trust or association:

  (i)
  that is managed by one or more trustees or directors;

  (ii)
  that issues transferable shares or transferable certificates to evidence beneficial ownership;

  (iii)
  that would be taxable as a domestic corporation but for the special Internal Revenue Code provisions applicable to REITs;

  (iv)
  that is not a financial institution or an insurance company within the meaning of the Internal Revenue Code;

  (v)
  that is beneficially owned by 100 or more persons;

  (vi)
  not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals, including specified entities, during the last half of each taxable year; and

  (vii)
  that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions.

        The Internal Revenue Code provides that the first four conditions stated above must be met during the entire taxable year and that the fifth condition must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. The fifth and sixth conditions do not apply until after the first taxable year for which an election is made to be taxed as a REIT.

        Our stock must be beneficially held by at least 100 persons, the "100 stockholder rule," and no more than 50% of the value of our stock may be owned, directly or indirectly, by five or fewer individuals at any time during the last half of the taxable year, the "5/50 rule." In determining whether five or fewer individuals hold our shares, certain attribution rules of the Internal Revenue Code apply. For purposes of the 5/50 rule, pension trusts and other specific tax-exempt entities generally are treated as individuals, except that certain tax-qualified pension funds are not considered individuals and beneficiaries of such trusts are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of the 5/50 rule. Our charter provides for restrictions regarding ownership and transfer of our stock. These restrictions are intended to assist us in satisfying the 100 stockholder rule and the 5/50 rule. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the stock ownership rules. If we fail to satisfy any of these stock ownership rules, our qualification as a REIT may terminate. If, however, we complied with the rules contained in the applicable Treasury regulations that require a REIT to determine the actual ownership of its stock, as discussed below, and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement of the 5/50 rule, we would not be disqualified as a REIT.

        To monitor our compliance with the stock ownership tests, we are required to maintain records regarding the actual ownership of our shares of stock. To do so, we are required to demand written statements each year from the record holders of certain percentages of our shares of stock in which the record holders are to disclose the actual owners of the shares (i.e., the persons required to include our dividends in gross income). A list of those persons failing or refusing to comply with this demand must be maintained as part of our records. A record holder who fails or refuses to comply with the demand must submit a statement with his tax return disclosing the actual ownership of the shares of stock and certain other information.

        In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. Our taxable year is the calendar year.

Effect of Subsidiary Entities

        We may own interests in entities treated as corporations for U.S. federal income tax purposes, provided that such ownership is consistent with our qualification as a REIT. If we own all of the outstanding stock of a corporation, such corporation will be treated as a "qualified REIT subsidiary" and will not be treated as a separate corporation from us. Additionally, all of such corporation's assets and liabilities as well as items of income, gain, loss, deduction and credit will be treated as our assets, liabilities and items of income, gain, loss, deduction and credit for U.S. federal income tax purposes and for the REIT gross income and asset tests.

        We may make an election, together with a corporation we own stock in, to treat such corporation as our "taxable REIT subsidiary." A taxable REIT subsidiary may earn income that would be nonqualifying income if earned directly by a REIT and is generally subject to full corporate level tax. A REIT may own up to 100% of all outstanding stock of a taxable REIT subsidiary. However, no more than 20% of a REIT's assets may consist of the securities of taxable REIT subsidiaries. Any dividends that a REIT receives from a taxable REIT subsidiary will generally be eligible to be taxed at the preferential rates applicable to qualified dividend income and, for purposes of REIT gross income tests, will be qualifying income for purposes of the 95% gross income test but not the 75% gross income test. Certain restrictions imposed on taxable REIT subsidiaries are intended to ensure that such entities will be subject to appropriate levels of U.S. federal income taxation. First, a taxable REIT subsidiary may not deduct interest payments made in any year to an affiliated REIT to the extent that such payments exceed, generally, 50% of the taxable REIT subsidiary's adjusted taxable income for that year (although the taxable REIT subsidiary may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the 50% test is satisfied in that year). Additionally, if a taxable REIT subsidiary pays interest, rent or another amount to a REIT that exceeds the amount that would be paid to an unrelated party in an arm's length transaction, an excise tax equal to 100% of such excess will be imposed. Together with Opteum, we have elected to treat Opteum as a taxable REIT subsidiary.

        An unincorporated domestic entity, such as a partnership or limited liability company, that has a single owner, generally is not treated as an entity separate from its parent for U.S. federal income tax purposes. If we own 100% of the interests of such an entity, we will be treated as owning its assets and receiving its income directly. An unincorporated domestic entity with two or more owners generally is treated as a partnership for U.S. federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its proportionate share of the gross income of the partnership, based on percentage capital interests, for the purposes of the applicable REIT qualification tests. Pursuant to the Act, commencing with our taxable year beginning on January 1, 2005, for purposes of the 10% value test only, the determination of a REIT's interest in partnership assets will be based on the REIT's proportionate interest in any securities issued by the partnership, excluding for these purposes, certain excluded securities as described in the Internal Revenue Code. Thus, our proportionate share of the assets, liabilities and items of income of any partnership, joint venture or limited liability company that is treated as a partnership for U.S. federal income tax purposes in which we acquire an interest directly or indirectly will be treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

Income Tests

        We must satisfy two gross income requirements annually to maintain our qualification as a REIT:

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  under the "75% gross income test," we must derive at least 75% of our gross income, excluding gross income from prohibited transactions, from specified real estate sources, including rental income, interest on obligations secured by mortgages on real property or on interests in real property, dividends or other distributions on, and gain from the sale of, stock in other REITs, gain from the disposition of "qualified real estate assets," (i.e., interests in real property, mortgages secured by real property or interests in real property, and some other assets, and income from certain types of temporary investments); and

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  under the "95% gross income test," we must derive at least 95% of our gross income, excluding gross income from prohibited transactions, from (i) the sources of income that satisfy the 75% gross income test, and (ii) dividends, interest and gain from the sale or disposition of stock or securities, including, for transactions entered into prior to December 31, 2004, designated interest rate swap and cap agreements, options, futures and forward contracts, in each case, entered into to hedge debt incurred to acquire qualified real estate assets.

        For purposes of the 75% and 95% gross income tests, a REIT is deemed to have earned a proportionate share of the income earned by any partnership, or any limited liability company treated as a partnership for U.S. federal income tax purposes, in which it owns an interest, which share is determined by reference to its capital interest in such entity, and is deemed to have earned the income earned by any qualified REIT subsidiary.

        Any amount includible in our gross income with respect to a regular or residual interest in a REMIC generally is treated as interest on an obligation secured by a mortgage on real property. If, however, less than 95% of the assets of a REMIC consists of real estate assets (determined as if we held such assets), we will be treated as receiving directly our proportionate share of the income of the

REMIC. In addition, if we receive interest income with respect to a mortgage loan that is secured by both real property and other property and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date we became committed to make or purchase the mortgage loan, a portion of the interest income, equal to (i) such highest principal amount minus such value, divided by (ii) such highest principal amount, generally will not be qualifying income for purposes of the 75% gross income test. Interest income received with respect to non-REMIC pay-through bonds and pass-through debt instruments, such as collateralized mortgage obligations or CMOs, however, generally will not be qualifying income for purposes of the 75% gross income test.

        Generally, interest earned by a REIT does not qualify as income meeting the 75% or 95% gross income tests if the determination of all or some of the amount of interest depends in any way on the income or profits of any person. Interest will generally not be disqualified from meeting such tests, however, solely by reason of being based on a fixed percentage or percentages of receipts or sales.

        We believe that the interest, original issue discount, and market discount income that we receive from our mortgage-related securities generally is and will be qualifying income for purposes of both gross income tests. However, to the extent that we own non-REMIC CMOs or other debt instruments secured by mortgage loans (rather than by real property), the interest income received with respect to such securities generally will be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. In addition, the loan amount of a mortgage loan that we own may exceed the value of the real property securing the loan. In that case, the portion of the interest income from the loan attributable to the amount of the loan that exceeds the value of the real property securing the loan will be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test.

        If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for such taxable year if we are entitled to relief under applicable provisions of the Internal Revenue Code. Generally, we may avail ourselves of these relief provisions if:

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  our failure to meet these tests was due to reasonable cause and not due to willful neglect;

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  we attach a schedule of the sources of our income to our U.S. federal income tax return; and

  •
  any incorrect information on the schedule was not due to fraud with intent to evade tax.

        Pursuant to the Act, commencing with our taxable year beginning on January 1, 2005, these relief provisions will be modified. Under the Act, in order to maintain our qualification as a REIT if we fail to satisfy the 75% or 95% gross income test, such failure must be due to reasonable cause and not due to willful neglect, and, following our identification of such failure for any taxable year, we must set forth a description of each item of our gross income that satisfies the REIT gross income tests in a schedule for the taxable year filed in accordance with regulations prescribed by the Treasury.

        If we are entitled to avail ourselves of the relief provisions, we will maintain our qualification as a REIT but will be subject to certain penalty taxes as described above. We may not, however, be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a REIT.

Foreclosure Property

        Net income realized by us from foreclosure property would generally be subject to tax at the maximum U.S. federal corporate tax rate (currently at 35%). Foreclosure property means real property and related personal property that is acquired through foreclosure following a default on a lease of such property or indebtedness secured by such property and for which an election is made to treat the property as foreclosure property.

Prohibited Transaction Income

        Any income realized by us on the sale of any asset, other than foreclosure property, held as inventory or otherwise held primarily for sale to customers in the ordinary course of a trade or business, will be prohibited transaction income and subject to a 100% excise tax. Prohibited transaction income may also adversely affect our ability to satisfy the gross income test for qualification as a REIT. Whether an asset is held as inventory or primarily for sale to customers in the ordinary course of a trade or business depends on all facts and circumstances surrounding the particular transaction. While the Internal Revenue Code provides a safe harbor which, if met, avoids treating a sale of an asset as a prohibited transaction, we may not be able to meet the requirements of this safe harbor in all circumstances. Any sales of assets made by a taxable REIT subsidiary will not be subject to the prohibited transaction tax.

Asset Tests

        At the close of each quarter of our taxable year, we must satisfy four tests relating to the nature and diversification of our assets:

  •
  at least 75% of the value of our total assets must be represented by qualified real estate assets, cash, cash items and government securities;

  •
  not more than 25% of our total assets may be represented by securities, other than those securities included in the 75% asset test;

  •
  of the investments included in the 25% asset class, the value of any one issuer's securities may not exceed 5% of the value of our total assets, and we generally may not own more than 10% by vote or value of any one issuer's outstanding securities, in each case except with respect to securities of qualified REIT subsidiaries or taxable REIT subsidiaries and in the case of the 10% value test except with respect to "straight debt" having specified characteristics and other excluded securities, as described in the Internal Revenue Code, including, but not limited to, any loan to an individual or an estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, (i) our interest as a partner in a partnership is not considered a security for purposes of applying the 10% value test; (ii) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership if at least 75% of the partnership's gross income is derived from sources that would qualify for the 75% REIT gross income test, and (iii) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership to the extent of our interest as a partner in the partnership; and

  •
  the value of the securities we own in any taxable REIT subsidiaries, in the aggregate, may not exceed 20% of the value of our total assets.

        Qualified real estate assets include interests in mortgages on real property to the extent the principal balance of a mortgage does not exceed the fair market value of the associated real property, regular or residual interests in a REMIC (except that, if less than 95% of the assets of a REMIC consists of "real estate assets" (determined as if we held such assets), we will be treated as holding directly our proportionate share of the assets of such REMIC), and shares of other REITs. Non-REMIC CMOs, however, generally do not qualify as qualified real estate assets for this purpose.

        For purposes of the 10% value test, "straight debt" means a written unconditional promise to pay on demand on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into stock, (ii) the interest rate and interest payment dates are not contingent on profits, the borrower's discretion, or similar factors other than certain contingencies relating to the timing and amount of principal and interest payments, as described in the Internal Revenue Code and (iii) in the case of an issuer which is a corporation or a partnership, securities that otherwise would be considered straight debt will not be so considered if we, and any of our "controlled TRSs" as defined in the Internal Revenue Code, hold any securities of the corporate or partnership issuer which: (a) are not straight debt or other excluded securities (prior to the application of this rule), and (b) have an aggregate value greater than 1% of the issuer's outstanding securities (including, for the purposes of a partnership issuer, our interest as a partner in the partnership).

        We believe that all or substantially all of the mortgage-related securities that we own are and will be qualifying assets for purposes of the 75% asset test. However, to the extent that we own non-REMIC CMOs or other debt instruments secured by mortgage loans (rather than by real property) or debt securities issued by C corporations that are not secured by mortgages on real property, those securities may not be qualifying assets for purposes of the 75% asset test. We will monitor the status of our assets for purposes of the various asset tests and will seek to manage our portfolio to comply at all times with such tests.

        After initially meeting the asset tests at the close of any quarter, we will not lose our qualification as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy the asset tests because we acquire securities during a quarter, we can cure this failure by disposing of sufficient non-qualifying assets within 30 days after the close of that quarter. Pursuant to the Act, commencing with our taxable year beginning on January 1, 2005, if we fail to meet any of the 5% or 10% asset tests, we may dispose of sufficient assets (generally within six months after the last day of the quarter in which our identification of the failure to satisfy these asset tests occurred) to cure such a violation that does not exceed the lesser of 1% of our assets at the end of the relevant quarter or $10,000,000. For violations of any of the REIT asset tests due to reasonable cause and not willful neglect that are larger than this amount, the Act permits us to avoid disqualification as a REIT, after the 30 day cure period, by taking steps including the disposition of sufficient assets to meet the asset test (generally within six months after the last day of the quarter in which our identification of the failure to satisfy the REIT asset test occurred) and paying a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets during the period in which we failed to satisfy the asset tests; provided that we file a schedule describing each asset that causes us to fail to satisfy the asset test in accordance with Treasury regulations that have yet to be issued.

Annual Distribution Requirements

        To maintain our qualification as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to the sum of:

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  90% of our "REIT taxable income," and

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  90% of our after-tax net income, if any, from foreclosure property, less

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  the excess of the sum of specified items of our non-cash income that exceeds a percentage of our income.

        For purposes of these distribution requirements, our "REIT taxable income" is computed without regard to the dividends paid deduction and net capital gain. In addition, for purposes of this test, the specified items of non-cash income include income attributable to leveled stepped rents, certain original issue discount, certain like-kind exchanges that are later determined to be taxable and income from cancellation of indebtedness.

        Only distributions that qualify for the "dividends paid deduction" available to REITs under the Internal Revenue Code are counted in determining whether the distribution requirements are satisfied. We must make these distributions in the taxable year to which they relate, or in the following taxable year if they are declared before we timely file our tax return for that year, paid on or before the first regular dividend payment following the declaration and we elect on our tax return to have a specified dollar amount of such distributions treated as if paid in the prior year. These distributions are taxable to our stockholders in the year in which paid, even though the distributions relate to our prior year for purposes of the 90% distribution requirement. Dividends declared by us in October, November or December of one taxable year and payable to a stockholder of record on a specific date in any such month shall be treated as both paid by us and received by the stockholder during such taxable year, provided that the dividend is actually paid by us by January 31 of the following taxable year.

        In addition, dividends distributed by us must not be preferential. If a dividend is preferential, it will not qualify for the dividends paid deduction. To avoid being preferential, every stockholder of the class of stock to which a distribution is made must be treated the same as every other stockholder of that class, and no class of stock may be treated other than according to its dividend rights as a class.

        To the extent that we do not distribute all of our net capital gain, or we distribute at least 90%, but less than 100%, of our net taxable income, we will be required to pay U.S. federal income tax on this undistributed income at regular corporate tax rates. Furthermore, if we fail to distribute during each calendar year (or, in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of the January immediately following such year) at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain income for such year, and (iii) any undistributed taxable income from prior periods, we will be subject to a 4% nondeductible excise tax on the excess of such required distribution over the amounts actually distributed. We intend to make timely distributions sufficient to satisfy the annual distribution requirements.

        Because we may deduct capital losses only to the extent of our capital gains, we may have taxable income that exceeds our economic income. In addition, we will recognize taxable income in advance of the related cash flow if any of our securities are deemed to have original issue discount. We generally must accrue original issue discount based on a constant yield method that takes into account projected prepayments. As a result of the foregoing, we may have less cash than is necessary to distribute all of our taxable income and thereby avoid corporate income and excise tax. In such a situation, we may need to borrow funds or issue additional common or preferred stock.

        Under certain circumstances, we may be able to rectify a failure to meet the distribution requirements for a year by paying "deficiency dividends" to our stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Although we may be able to avoid being taxed on amounts distributed as deficiency dividends, we will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

Excess Inclusion Income

        If we acquire a residual interest in a REMIC, we may realize excess inclusion income. If we are deemed to have issued debt obligations having two or more maturities, the payments on which correspond to payments on mortgage loans owned by us, such arrangement will be treated as a taxable mortgage pool for U.S. federal income tax purposes. If all or a portion of our company is treated as a taxable mortgage pool, our qualification as a REIT generally should not be impaired. However, a portion of our REIT taxable income may be characterized as excess inclusion income and allocated to our stockholders, generally in a manner set forth under the applicable Treasury regulations. The Treasury Department has not yet issued regulations governing the tax treatment of stockholders of a REIT that owns an interest in a taxable mortgage pool. Excess inclusion income is an amount, with respect to any calendar quarter, equal to the excess, if any, of (i) income tax allocable to the holder of a residual interest in a REMIC during such calendar quarter over (ii) the sum of amounts allocated to each day in the calendar quarter equal to its ratable portion of the product of (a) the adjusted issue price of the interest at the beginning of the quarter multiplied by (b) 120% of the long term federal rate (determined on the basis of compounding at the close of each calendar quarter and properly adjusted for the length of such quarter). Our excess inclusion income would be allocated among our stockholders. A stockholder's share of any excess inclusion income:

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  could not be offset by net operating losses of a stockholder;

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  would be subject to tax as unrelated business taxable income to a tax-exempt holder;

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  would be subject to the application of the U.S. federal income tax withholding (without reduction pursuant to any otherwise applicable income tax treaty) with respect to amounts allocable to non-U.S. stockholders; and

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  would be taxable (at the highest corporate tax rates) to us, rather than our stockholders, to the extent allocable to our stock held by disqualified organizations (generally, tax-exempt entities not subject to unrelated business income tax, including governmental organizations).

Hedging Transactions

        From time to time we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging transactions could take a variety of forms, including interest rate cap agreements, options, futures contracts, forward rate agreements, or similar financial instruments. Although it is not our current policy, we may in the future enter into other hedging transactions, including rate locks and guaranteed financial contracts. To the extent that we enter into an interest rate swap or cap contract, option, futures contract, forward rate agreement, or any similar financial instrument to reduce our interest rate risk on indebtedness incurred to acquire or carry real estate assets for taxable years beginning before January 1, 2005, any payment under or gain from the disposition of hedging transactions should be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. To the extent we hedge with other types of financial instruments or for other purposes, any payment under or gain from such transactions would not be qualifying income for purposes of the 95% or 75% gross income tests. Commencing with our taxable year beginning on January 1, 2005, except to the extent provided by Treasury regulations, any income from a hedging transaction to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, by us, which is clearly identified as such before the close of the day on which it was acquired, originated, or entered into, including gain from the sale or disposition of such a transaction, will not constitute gross income for purposes of the 95% gross income test, to the extent that the transaction hedges any indebtedness incurred or to be incurred by us to acquire or carry real estate assets. We will monitor the income generated by any such transactions in order to ensure that such gross income, together with any other nonqualifying income received by us, will not cause us to fail to satisfy the 95% or 75% gross income tests.

Failure to Qualify as a REIT

        If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions of the Internal Revenue Code do not apply, we will be required to pay taxes, including any applicable alternative minimum tax, on our taxable income in that taxable year and all subsequent taxable years at regular corporate rates. Distributions to our stockholders in any year in which we fail to qualify as a REIT will not be deductible by us and we will not be required to distribute any amounts to our stockholders. As a result, we anticipate that our failure to qualify as a REIT would reduce the cash available for distribution to our stockholders. In addition, if we fail to qualify as a REIT, all distributions to our stockholders will be taxable as dividends from a C corporation to the extent of our current and accumulated earnings and profits, and United States stockholders (as defined below) may be taxable at preferential rates on such dividends, and corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year in which we lose our qualification. Commencing with our taxable year beginning on January 1, 2005, specified cure provisions may be available to us in the event we violate a provision of the Internal Revenue Code that would result in our failure to qualify as a REIT. We may also be provided relief in the event that we violate a provision of the Internal Revenue Code that would result in our failure to qualify as a REIT (other than violations of the REIT gross income or asset tests, as described above, for which other specified cure provisions are available) if (i) the violation is due to reasonable cause and not willful neglect, and (ii) we pay a penalty of $50,000 for each failure to satisfy the provision.

Taxation of Taxable United States Stockholders

        For purposes of the discussion in this prospectus, the term "United States stockholder" means a beneficial holder of our stock that is, for U.S. federal income tax purposes:

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  a citizen or resident of the United States (as determined for U.S. federal income tax purposes);

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  a corporation, or other entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States or of any state thereof or in the District of Columbia;

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  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

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  a trust whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust.

Distributions Generally

        Distributions out of our current or accumulated earnings and profits, other than capital gain dividends, will be taxable to United States stockholders as ordinary income. Such REIT dividends generally are ineligible for the reduced tax rate (with a maximum U.S. federal income tax rate of 15%) for corporate dividends received by U.S. individuals through 2008. However, such rate will apply to the extent that we make distributions attributable to amounts, if any, we receive as dividends from non-REIT corporations or to the extent that we make distributions attributable to the sum of (i) the excess of our REIT taxable income (excluding net capital gains) for the preceding year over the tax paid on such income, and (ii) the excess of our income subject to the built-in gain tax over the tax payable by us on such income. Provided that we qualify as a REIT, dividends paid by us will not be eligible for the dividends received deduction generally available to United States stockholders that are corporations. To the extent that we make distributions in excess of our current and accumulated earnings and profits, the distributions will be treated as a tax-free return of capital to each United States stockholder, and will reduce the adjusted tax basis that each United States stockholder has in our stock by the amount of the distribution, but not below zero. Distributions in excess of a United States stockholder's adjusted tax basis in its stock will be taxable as capital gain, and will be taxable as long-term capital gain if the stock has been held for more than one year. The calculation of the amount of distributions that are applied against or exceed adjusted tax basis are made on a share-by-share basis. To the extent that we make distributions, if any, that are attributable to excess inclusion income, such amounts may not be offset by net operating losses of a United States stockholder. If we declare a dividend in October, November, or December of any calendar year which is payable to stockholders of record on a specified date in such a month and actually pay the dividend during January of the following calendar year, the dividend is deemed to be paid by us and received by the stockholder on December 31st of the year preceding the year of payment. In addition, at our election a distribution for a taxable year may be declared before we timely file our tax return for the year provided we pay such distribution with or before our first regular dividend payment after such declaration, and such payment is made during the 12-month period following the close of such taxable year. These distributions are taxable to our stockholders in the year in which paid, even though the distributions relate to our prior taxable year for purposes of our 90% distribution requirement. Stockholders may not include in their own income tax returns any of our net operating losses or capital losses.

Capital Gain Distributions

        Distributions designated by us as capital gain dividends will be taxable to United States stockholders as capital gain income. We can designate distributions as capital gain dividends to the extent of our net capital gain for the taxable year of the distribution. For tax years prior to 2009, this capital gain income will generally be taxable to non-corporate United States stockholders at a maximum of a 15% or 25% rate based on the characteristics of the asset we sold that produced the gain. United States stockholders that are corporations may be required to treat up to 20% of certain capital gain dividends as ordinary income.

Retention of Net Capital Gains

        We may elect to retain, rather than distribute as a capital gain dividend, our net capital gains. If we were to make this election, we would pay tax on such retained capital gains. In such a case, our stockholders would generally:

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  include their proportionate share of our undistributed net capital gains in their taxable income;

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  receive a credit for their proportionate share of the tax paid by us in respect of such net capital gain; and

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  increase the adjusted basis of their stock by the difference between the amount of their share of our undistributed net capital gain and their share of the tax paid by us.

Passive Activity Losses, Investment Interest Limitations and Other Considerations of Holding Our Stock

        Distributions we make, undistributed net capital gain includible in income and gains arising from the sale or exchange of our stock by a United States stockholder will not be treated as "passive activity" income. As a result, United States stockholders will not be able to apply any "passive losses" against income or gains relating to our stock. Distributions by us, to the extent they do not constitute a return of capital, and undistributed net capital gain includible in our stockholders' income, generally will be treated as investment income for purposes of computing the investment interest limitation under the Internal Revenue Code.

        If we, or a portion of our assets, were to be treated as a taxable mortgage pool, or if we were to acquire REMIC residual interests, our stockholders (other than certain thrift institutions) may not be permitted to offset certain portions of the dividend income they derive from our shares with their current deductions or net operating loss carryovers or carrybacks. The portion of a stockholder's dividends that will be subject to this limitation will equal the allocable share of our "excess inclusion income."

Dispositions of Stock

        A United States stockholder that sells or disposes of our stock will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash or the fair market value of any property the stockholder receives on the sale or other disposition and the stockholder's adjusted tax basis in the stock. This gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the stockholder has held the stock for more than one year. However, any loss recognized by a United States stockholder upon the sale or other disposition of our stock that the stockholder has held for six months or less will be treated as long-term capital loss to the extent the stockholder received distributions from us which were required to be treated as long-term capital gains. For tax years prior to 2009, capital gain of an individual United States stockholder is generally taxed at a maximum rate of 15% where the property is held for more than one year. The deductibility of capital losses is limited.

Information Reporting and Backup Withholding

        We report to our United States stockholders and the IRS the amount of dividends paid during each calendar year, along with the amount of any tax withheld. Under the backup withholding rules, a stockholder may be subject to backup withholding with respect to dividends paid and redemption proceeds unless the holder is a corporation or comes within other exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number or social security number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A United States stockholder that does not provide us with its correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. A United States stockholder can meet this requirement by providing us with a correct, properly completed and executed copy of IRS Form W-9 or a substantially similar form. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability, if any, and otherwise be refundable, provided the proper forms are filed on a timely basis. In addition, we may be required to withhold a portion of capital gain distributions made to any stockholders who fail to certify their non-foreign status.

Taxation of Tax-Exempt Stockholders

        The IRS has ruled that amounts distributed as a dividend by a REIT will be treated as a dividend by the recipient and excluded from the calculation of unrelated business taxable income when received by a tax-exempt entity. Based on that ruling, provided that a tax-exempt stockholder has not held our stock as "debt financed property" within the meaning of the Internal Revenue Code, which is, property the acquisition or holding of which is or is treated as financed through a borrowing by the tax-exempt United States stockholder, the stock is not otherwise used in an unrelated trade or business, and we do not hold an asset that gives rise to "excess inclusion" income, as defined in Section 860E of the Internal Revenue Code, dividend income on our stock and income from the sale of our stock should not be unrelated business taxable income to a tax-exempt stockholder. However, if we were to hold residual interests in a REMIC, or if we or a pool of our assets were treated as a taxable mortgage pool, a portion of the dividends paid to a tax-exempt stockholder that is attributable to excess inclusion income may be subject to tax as unrelated business taxable income. Although we do not believe that we, or any portion of our assets, will be treated as a taxable mortgage pool, we cannot assure that the IRS might not successfully maintain that such a taxable mortgage pool exists.

        For tax-exempt stockholders that are social clubs, voluntary employees' beneficiary associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, income from an investment in our stock will constitute unrelated business taxable income unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in our stock. You should consult your tax advisors concerning these "set aside" and reserve requirements.

        Notwithstanding the above, however, a substantial portion of the dividends received with respect to our stock may constitute unrelated business taxable income, or UBTI, if we are treated as a "pension-held REIT" and an investor is a pension trust which:

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  is described in Section 401(a) of the Internal Revenue Code; and

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  holds more than 10%, by value, of our equity interests.

        Tax-exempt pension funds that are described in Section 401(a) of the Internal Revenue Code and exempt from tax under Section 501 (a) of the Internal Revenue Code are referred to below as "qualified trusts."

        A REIT is a "pension-held REIT" if:

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  it would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Internal Revenue Code provides that stock owned by a qualified trust shall be treated, for purposes of the 5/50 rule, described above, as owned by the beneficiaries of the trust, rather than by the trust itself; and

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  either at least one qualified trust holds more than 25%, by value, of the interests in the REIT, or one or more qualified trusts, each of which owns more than 10%, by value, of the interests in the REIT, holds in the aggregate more than 50%, by value, of the interests in the REIT.

        The percentage of any REIT dividends treated as unrelated business taxable income under these rules is equal to the ratio of:

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  the unrelated business taxable income earned by the REIT, less directly related expenses, treating the REIT as if it were a qualified trust and therefore subject to tax on unrelated business taxable income, to

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  the total gross income, less directly related expenses, of the REIT.

        A de minimis exception applies where this percentage is less than 5% for any year. As a result of the limitations on the transfer and ownership of stock contained in our charter, we do not expect to be classified as a pension-held REIT.

        TAX EXEMPT UNITED STATES STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF OWNING OUR SHARES.

Taxation of Non-United States Stockholders

        The rules governing U.S. federal income taxation of non-United States stockholders are complex and no attempt will be made herein to provide more than a summary of these rules. "Non-United States stockholders" means beneficial owners of shares of our stock that are not United States stockholders (as such term is defined in the discussion above under the heading entitled "—Taxation of Taxable United States Stockholders").

        PROSPECTIVE NON-UNITED STATES STOCKHOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF ACQUIRING, HOLDING AND DISPOSING OF OUR STOCK AND OF OUR ELECTION TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUDING ANY REPORTING REQUIREMENTS.

        Distributions to non-United States stockholders that are not attributable to gain from our sale or exchange of U.S. real property interests and that are not designated by us as capital gain dividends or retained capital gains will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. These distributions will generally be subject to a withholding tax equal to 30% of the distribution unless an applicable tax treaty reduces or eliminates that tax and all certification requirements are met. However, if income from an investment in our stock is treated as effectively connected with the non-United States stockholder's conduct of a U.S. trade or business, the non-United States stockholder generally will be subject to U.S. federal income tax at graduated rates in the same manner as United States stockholders are taxed with respect to those distributions, and also may be subject to the 30% branch profits tax in the case of a non-United States stockholder that is a corporation, unless a treaty reduces or eliminates this tax. We expect to withhold tax at the rate of 30% on the gross amount of any distributions made to a non-United States stockholder unless:

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  a lower treaty rate applies and any required form, for example IRS Form W-8BEN, evidencing eligibility for that reduced rate is filed by the non-United States stockholder with us; or

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  the non-United States stockholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income.

        Any portion of the dividends paid to non-United States stockholders that are treated as excess inclusion income will not be eligible for exemption from the 30% withholding tax or a reduced treaty rate.

        Distributions in excess of our current and accumulated earnings and profits that are not treated as attributable to the gain from our disposition of a U.S. real property interest will not be taxable to non-United States stockholders to the extent that these distributions do not exceed the adjusted basis of the stockholder's stock, but rather will reduce the adjusted basis of that stock. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a non-United States stockholder's stock, these distributions will give rise to tax liability if the non-United States stockholder would otherwise be subject to tax on any gain from the sale or disposition of its stock, as described below. Because it generally cannot be determined at the time a distribution is made whether or not such distribution may be in excess of current and accumulated earnings and profits, the entire amount of any distribution normally will be subject to withholding at the same rate as a dividend. However, amounts so withheld are creditable against U.S. tax liability, if any, or refundable by the IRS to the extent the distribution is subsequently determined to be in excess of our current and accumulated earnings and profits and the proper forms are filed with the IRS by the non-United States stockholder on a timely basis. We are also required to withhold 10% of any distribution in excess of our current and accumulated earnings and profits if our stock is a U.S. real property interest. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, any portion of a distribution not subject to withholding at a rate of 30% may be subject to withholding at a rate of 10% if our stock was considered to be a U.S. real property interest. We do not expect that our stock will be considered a U.S. real property interest.

        Distributions attributable to our capital gains which are not attributable to gain from the sale or exchange of a U.S. real property interest generally will not be subject to income taxation, unless (1) the non-United States stockholder's investment in our stock is effectively connected with the non-United States stockholder's U.S. trade or business, in which case the non-United States stockholder will be subject to the same treatment as United States stockholders with respect to such gain (and a corporate non-United States stockholder may also be subject to the 30% branch profits tax), or (2) the non-United States stockholder is a non-resident alien individual who is present in the U.S. for 183 days or more during the taxable year and certain other conditions are satisfied, in which case the non-resident alien individual will be subject to a 30% withholding tax on the individual's capital gains.

        Subject to the exception described below for non-United States stockholders holding not more than 5% of our Class A Common Stock, for any year in which we qualify as a REIT, distributions that are attributable to gain from the sale or exchange of a U.S. real property interest, which includes some interests in real property, but generally does not include an interest solely as a creditor in mortgage loans or mortgage-related securities, will be taxed to a non-United States stockholder under the provisions of the Foreign Investment in Real Property Tax Act, or FIRPTA. Under FIRPTA, distributions attributable to gain from sales of U.S. real property interests are taxed to a non-United States stockholder as if that gain were effectively connected with the stockholder's conduct of a U.S. trade or business. Non-United States stockholders thus would be taxed at the normal capital gain rates applicable to United States stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Distributions subject to FIRPTA also may be subject to the 30% branch profits tax in the hands of a non-United States stockholder.

        If we distribute any amount attributable to the disposition of a United States real property interest, we will be required to withhold and to remit to the IRS 35% of any distribution to non-United States stockholders that is designated as a capital gain dividend or, if greater, 35% of a distribution to non-United States stockholders that could have been designated as a capital gain dividend. The amount withheld is creditable against the non-United States stockholder's U.S. federal income tax liability, and to the extent that it exceeds such non-United States stockholder's U.S. federal income tax liability, will be refundable provided that the proper forms are filed on a timely basis. Commencing with our taxable year beginning on January 1, 2005, any capital gain dividend attributable to our disposition of a U.S. real property interest with respect to any class of stock which is regularly traded on an established securities market located in the United States is not subject to FIRPTA, and therefore, not subject to the 35% U.S. withholding tax, if the non-United States stockholder did not own more than 5% of such class of stock at any time during the taxable year. Instead such capital gain dividend will be treated as an ordinary dividend distribution and will generally be subject to withholding at a rate of 30% (unless otherwise reduced or eliminated by an applicable income tax treaty).

        Gains recognized by a non-United States stockholder upon a sale of our stock generally will not be taxed under FIRPTA if we are a domestically controlled REIT, which is a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by non-United States stockholders. Because our stock is widely held, we cannot assure our investors that we are or will remain a domestically controlled REIT. Even if we do not qualify as a domestically controlled REIT, an alternative exemption to tax under FIRPTA might be available (i) if we are not (and have not been for the five year period prior to the sale) a U.S. real property holding corporation (as defined in the Internal Revenue Code and applicable Treasury regulations to generally include a corporation, 50% or more of the assets of which consist of U.S. real property interests) or (ii) the selling non-United States stockholder owns, actually or constructively, 5% or less of our Class A Common Stock during a five year period preceding the sale of its stock and our Class A Common Stock stock is regularly traded on an established securities market. We do not expect that our assets will cause us to be considered a U.S. real property holding corporation.

        If gain from the sale of our Class A Common Stock were subject to taxation under FIRPTA, the non-United States stockholder would be subject to the same treatment as United States stockholders with respect to that gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. In addition, the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

        Gains not subject to FIRPTA will be taxable to a non-United States stockholder if the non-United States stockholder's investment in the stock is effectively connected with a trade or business in the U.S., in which case the non-United States stockholder will be subject to the same treatment as United States stockholders with respect to that gain; or the non-United States stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and other conditions are met, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains.

Information Reporting and Backup Withholding for Non-United States Stockholders

        If the proceeds of a disposition of our stock are paid by or through a U.S. office of a broker-dealer, the payment is generally subject to information reporting and to backup withholding unless the disposing non-United States stockholder certifies as to his name, address and non-U.S. status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding will not apply to a payment of disposition proceeds if the payment is made outside the U.S. through a foreign office of a foreign broker-dealer. If the proceeds from a disposition of our stock are paid to or through a foreign office of a U.S. broker-dealer or a non-U.S. office of a foreign broker-dealer that is

(i) a "controlled foreign corporation" for U.S. federal income tax purposes, (ii) a foreign person 50% or more of whose gross income from all sources for a three-year period was effectively connected with a U.S. trade or business, (iii) a foreign partnership with one or more partners who are U.S. persons and who in the aggregate hold more than 50% of the income or capital interest in the partnership, or (iv) a foreign partnership engaged in the conduct of a trade or business in the U.S., then (i) backup withholding will not apply unless the broker-dealer has actual knowledge that the owner is not a non-United States stockholder, and (ii) information reporting will not apply if the non-United States stockholder satisfies certification requirements regarding its status as a foreign stockholder. Other information reporting rules apply to non-United States stockholders, and prospective non-United States stockholders should consult their own tax advisors regarding these requirements.

Possible Legislative or Other Action Affecting Tax Consequences

        All investors should recognize that the present U.S. federal income tax treatment of an investment in us may be modified by legislative, judicial or administrative action at any time and that any such action may affect investments and commitments previously made. The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in U.S. federal tax laws and interpretations thereof could affect the tax consequences of an investment in us.

State, Local and Foreign Taxation

        We may be required to pay state, local and foreign taxes in various state, local and foreign jurisdictions, including those in which we transact business or make investments, and our stockholders may be required to pay state, local and foreign taxes in various state, local and foreign jurisdictions, including those in which they reside. Our state, local and foreign tax treatment may not conform to the U.S. federal income tax consequences summarized above. In addition, a stockholder's state, local and foreign tax treatment may not conform to the U.S. federal income tax consequences summarized above. Consequently, you should consult your tax advisors regarding the effect of state, local and foreign tax laws on an investment in our stock.

PLAN OF DISTRIBUTION

        This prospectus relates to the possible offer and sale from time to time of any shares of Class A Common Stock by the selling stockholders. We have registered the shares for resale to provide the selling stockholders with freely tradeable securities. However, registration of the shares of Class A Common Stock does not necessarily mean that the selling stockholders will offer or sell any of the shares. We will not receive any proceeds from the offering or sale of shares by the selling stockholders.

        Any selling stockholders may from time to time, in one or more transactions, sell all or a portion of the shares registered hereby on the NYSE, in the over-the-counter market, on any other national securities exchange on which the Class A Common Stock is listed or traded, in negotiated transactions, in underwritten transactions or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices. The offering price of the shares registered hereby from time to time will be determined by the selling stockholders and, at the time of determination, may be higher or lower than the market price of the shares of Class A Common Stock on the NYSE. In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from a selling stockholder or from purchasers of shares registered hereby for whom they may act as agents, and underwriters may sell shares registered hereby to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Under agreements that may be entered into by us, underwriters, dealers and agents who participate in the distribution of shares registered hereby may be entitled to indemnification by us against specific liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. The shares registered hereby may be sold directly or through broker-dealers acting as principal or agent, or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. The methods by which the shares registered hereby may be sold include: (a) a block trade in which the broker-dealer so engaged will attempt to sell the shares registered hereby as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (d) an exchange distribution in accordance with the rules of the NYSE; (e) privately negotiated transactions; and (f) underwritten transactions. The selling stockholders and any underwriters, dealers or agents participating in the distribution of the shares registered hereby may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the offered shares by the selling stockholders and any commissions received by an such broker-dealers may be deemed to be underwriting commissions under the Securities Act.

        When a selling stockholder elects to make a particular offer of shares registered hereby, a prospectus supplement, if required, will be distributed which will identify any underwriters, dealers or agents and any discounts, commissions and other terms constituting compensation from such selling stockholder and any other required information.

        In order to comply with state securities laws, if applicable, the shares registered hereby may be sold only through registered or licensed brokers or dealers. In addition, in specific states, the shares registered hereby may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and is complied with.

        We have agreed to pay all costs and expenses incurred in connection with the registration under the Securities Act of the shares being registered hereby, including, without limitation, all registration and filing fees, printing expenses and fees and disbursements of our counsel and our accountants. The selling stockholders will pay any brokerage fees and commissions, fees and disbursements of legal counsel for the selling stockholders and stock transfer and other taxes attributable to the sale of the shares registered hereby.

LEGAL MATTERS

        Certain legal matters will be passed upon for us by our counsel, Clifford Chance US LLP, New York, New York.

EXPERTS

        The financial statements of Bimini Mortgage Management, Inc. appearing in our Annual Report (Form 10-K) for the year ended December 31, 2004 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION ABOUT
BIMINI MORTGAGE MANAGEMENT

        We have filed with the SEC a registration statement on Form S-3, including exhibits and schedules filed with the registration statement of which this prospectus is a part, under the Securities Act with respect to the securities. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and the securities, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract is an exhibit to the registration statement, each statement is qualified in all respects by reference to the exhibit to which the reference relates. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the SEC, 450 Fifth Street, N.W. Room 1024, Washington, DC 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0300. Copies of all or a portion of the registration statement can be obtained from the public reference room of the SEC upon payment of prescribed fees. Our SEC filings, including our registration statement, are also available to you for free on the SEC's website at www.sec.gov.

        We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, and will file periodic reports, and proxy statements. We will also make available to you annual reports containing audited financial information for each year and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

        The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us, our business and our finances.

Document	Period
Annual Report on Form 10-K	Year ended December 31, 2004
Quarterly Report on Form 10-Q	Quarter ended March 31, 2005
Quarterly Report on Form 10-Q	Quarter ended June 30, 2005
Quarterly Report on Form 10-Q	Quarter ended September 30, 2005

Document	Filed
Current Report on Form 8-K	May 18, 2005
Current Report on Form 8-K	September 30, 2005
Current Report on Form 8-K	October 19, 2005
Current Report on Form 8-K	November 8, 2005
Current Report on Form 8-K	November 21, 2005
Current Report on Form 8-K	November 29, 2005
Current Report on Form 8-K	January 3, 2006
Current Report on Form 8-K/A	January 18, 2006
Current Report on Form 8-K/A	January 19, 2006
Document	Filed
Definitive Proxy Statement on Schedule 14A	February 11, 2005
Document	Filed
Description of our common stock in Registration Statement on Form 8-A	May 7, 2004

        All documents that we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus but before the end of any offering of securities made under this prospectus will also be considered to be incorporated by reference.

        If a request is made, either orally or in writing, we will provide a copy of any or all documents that are incorporated by reference. Such documents will be provided free of charge, but will not contain any exhibits, unless those exhibits are incorporated by reference into the document. Requests should be addressed to Robert Cauley at 3305 Flamingo Drive, Vero Beach, Florida 32963, telephone number (772) 231-1400.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

        The following table sets forth the costs and expenses expected to be incurred in connection with the sale and distribution of the securities being registered other than underwriting discounts and commissions, all of which are being borne by the registrant.

Securities and Exchange Commission registration fee	$5,269
Printing and engraving expenses*	10,000
Legal fees and expenses*	50,000
Accounting fees and expenses*	7,500
Miscellaneous	2,000

Total	74,769

*
Does not include expenses of preparing prospectus supplements and other expenses relating to offerings of particular securities.

Item 15. Indemnification of Directors and Officers.

        Our charter contains a provision that, to the maximum extent permitted under the Maryland General Corporation Law, requires us to indemnify our directors and officers and pay or reimburse reasonable expenses in advance of final disposition of a proceeding if such director or officer is made a party to the proceeding by reason of his or her service in that capacity. These rights are contract rights fully enforceable by each beneficiary of those rights and are in addition to, and not exclusive of, any other right to indemnification.

Item 16. Exhibits.

Exhibit No.
1.1	Form of Underwriting Agreement by and among Bimini Mortgage Management, Inc., the selling stockholders and the underwriters named therein*
2.1	Agreement and Plan of Merger and Reogranization among Bimini Mortgage Management, Inc., Bimini Acquisition LLC, Opteum Financial Services, LLC and the members named therein***
4.1	Form of Certificate for Class A Common Stock of Bimini Mortgage Management, Inc.**
5.1	Opinion of Clifford Chance US LLP with respect to the legality of the Class A Common Stock being registered**
8.1	Opinion of Clifford Chance US LLP with respect to tax matters**
23.1	Consent of Ernst & Young LLP, independent registered public accounting firm**
23.2	Consent of Clifford Chance US LLP (included in Exhibit 5.1)**
24.1	Power of Attorney (included on the Signature Page)***

*
To be filed by amendment or incorporated by reference in connection with the offering of securities.

**
Filed herewith.

***
Previously filed.

Item 17. Undertakings.

  (a)
  Rule 415 Offering. The undersigned registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement;

  (i)
  To include any prospectus required by Section 10(a)(3) of the Securities Act;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

  (iii)
  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement; and

    (2)
    That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendments shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3)
    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4)
    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

    (i)
    Each prospectus filed by the registrant pursuant to Rule 424(b)(3) (§230.424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

    (ii)
    Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (§230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (§230.415(a)(1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.

        As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

        (b)   Filings Incorporating Subsequent Exchange Act Documents by Reference. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the annual report of the registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   Incorporated Annual and Quarterly Reports. The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

        (d)   Request For Acceleration of Effective Date. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

        (e)   Registration Statement Permitted by Rule 430A Under the Securities Act. The undersigned Registrant hereby further undertakes that:

    (1)
    For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act, shall be deemed to part of this registration statement as of the time it was declared effective.

    (2)
    For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Vero Beach, in the state of Florida, on January 27, 2006.

BIMINI MORTGAGE MANAGEMENT, INC.
By:	/s/ ROBERT E. CAULEY Name: Robert E. Cauley Title: Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ JEFFREY J. ZIMMER Jeffrey J. Zimmer	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	January 27, 2006
/s/ ROBERT E. CAULEY Robert E. Cauley	Chief Investment Officer, Secretary, Director and Chief Financial Officer (Principal Financial Officer)	January 27, 2006
/s/ AMBER K. LUEDKE Amber K. Luedke	Senior Vice President and Treasurer	January 27, 2006
/s/ PETER R. NORDEN Peter R. Norden	Senior Executive Vice President and Director	January 27, 2006
* Kevin L. Bespolka	Director	January 27, 2006
* Maureen A. Hendricks	Director	January 27, 2006
* W. Christopher Mortenson	Director	January 27, 2006
* Buford H. Ortale	Director	January 27, 2006
* Jason Kaplan	Director	January 27, 2006
By:	/s/ ROBERT E. CAULEY Robert E. Cauley	Attorney-in-Fact	January 27, 2006

INDEX TO EXHIBITS

Exhibit No.
1.1	Form of Underwriting Agreement by and among Bimini Mortgage Management, Inc., the selling stockholders and the underwriters named therein*
2.1	Agreement and Plan of Merger and Reogranization among Bimini Mortgage Management, Inc., Bimini Acquisition LLC, Opteum Financial Services, LLC and the members named therein***
4.1	Form of Certificate for Class A Common Stock of Bimini Mortgage Management, Inc.**
5.1	Opinion of Clifford Chance US LLP with respect to the legality of the Class A Common Stock being registered**
8.1	Opinion of Clifford Chance US LLP with respect to tax matters**
23.1	Consent of Ernst & Young LLP, independent registered public accounting firm**
23.2	Consent of Clifford Chance US LLP (included in Exhibit 5.1)**
24.1	Power of Attorney (included on the Signature Page)***

*
To be filed by amendment or incorporated by reference in connection with the offering of securities.

**
Filed herewith.

***
Previously filed.

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EXPLANATORY NOTE
TABLE OF CONTENTS
ABOUT BIMINI MORTGAGE MANAGEMENT, INC.
RISK FACTORS
CAUTIONARY STATEMENTS
USE OF PROCEEDS
SELLING STOCKHOLDERS
DESCRIPTION OF CAPITAL STOCK
CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS
CLASS A COMMON STOCK AVAILABLE FOR FUTURE SALE
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION ABOUT BIMINI MORTGAGE MANAGEMENT
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
INDEX TO EXHIBITS